Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156689
Prospectus Supplement
(To Prospectus dated February 9, 2009)

6,000,000 Shares

Common Shares of Beneficial Interest

We are offering 6,000,000 common shares of beneficial interest, par value $0.01 per share.

Our common shares are listed on the New York Stock Exchange under the symbol “RPT”. The last reported sales price of our common shares on the New York Stock Exchange on May 12, 2010 was $12.49 per share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement to read about specific risks and other information that should be considered before you make an investment decision.

	Per Share	Total

Public offering price	$11.50	$69,000,000
Underwriting discount	$0.4887	$2,932,200
Proceeds, before expenses, to us	$11.0113	$66,067,800

We have granted the underwriters an option to purchase, within the 30-day period from the date of this prospectus supplement, up to an additional 900,000 common shares from us to cover over-allotments, if any.

Delivery of our common shares to purchasers is expected to occur on or about May 18, 2010.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Lead Managers

Deutsche Bank Securities	KeyBanc Capital Markets

Co-Managers

RBC Capital Markets	Stifel Nicolaus

May 13, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, offering to sell these securities or soliciting an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our web site does not constitute part of this prospectus supplement or the accompanying prospectus.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our common shares of beneficial interest, par value $0.01 per share (the “common shares”). The documents incorporated by reference herein are described under “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Information We File With the SEC” below. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of common shares. The accompanying prospectus contains information about our securities generally, some of which does not apply to the common shares covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms “Trust,” “Company,” “we,” “us” and “our” as used in this prospectus supplement refer to Ramco-Gershenson Properties Trust and/or one or more of a number of separate, affiliated entities, including Ramco-Gershenson Properties, L.P., which we refer to as our “Operating Partnership.”

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus supplement documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus supplement, and information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus supplement the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	to the extent previously filed, our Current Reports on Form 8-K filed on September 10, 2009, February 17, 2010 (excluding Exhibit 99.2 thereto), February 19, 2010, March 4, 2010, March 18, 2010, April 1, 2010, April 28, 2010 (excluding Exhibit 99.2 thereto), and May 12, 2010; and

•	the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on November 1, 1988 (which incorporates by reference pages 101-119 of our prospectus/proxy statement filed with the SEC on November 1, 1988), as updated by the description of our common shares contained in our definitive proxy statement on Schedule 14A for our special meeting of shareholders held on December 18, 1997.

Whenever, after the date of this prospectus supplement, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), those reports and documents will be incorporated by reference and deemed to be a part of this prospectus supplement from the time they are filed (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

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We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus supplement forms a part. Requests for documents should be directed to Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 (telephone number (248) 350-9900).

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Information included and incorporated by reference in this prospectus supplement and the accompanying prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act”, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You can identify these forward-looking statements by our use of the words “believe,” “anticipate,” “plan,” “expect,” “may,” “might,” “should,” “will,” “intend,” “estimate,” “predict” and similar expressions, whether in the negative or affirmative. These forward-looking statements represent our expectations or beliefs concerning future events, including the following: statements regarding future developments and joint ventures, rents, returns, and earnings; statements regarding the continuation of trends; and any statements regarding the sufficiency of our cash balances and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. We caution that although forward-looking statements reflect our good faith beliefs and reasonable judgment based upon current information, these statements are not guarantees of future performance and are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, because of risks, uncertainties, and factors including, but not limited to: the final size of the offering; our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets specifically; our cost of capital, which depends in part on our asset quality, our relationships with lenders and other capital providers; our business prospects and outlook; changes in governmental regulations, tax rates and similar matters; and our continuing to qualify as a REIT. Further, we have included important factors in this prospectus supplement, particularly under the heading “Risk Factors” beginning on page S-5, and the accompanying prospectus and the documents incorporated by reference herein, that we believe could cause our actual results to differ materially from the forward-looking statements that we make. All forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made as of the date hereof or the date specified herein, based on information available to us as of such date. Except as required by law, we do not undertake any obligation to update our forward-looking statements or the risk factors contained herein to reflect new information or future events or otherwise. You are cautioned not to place undue reliance on forward-looking statements.

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SUMMARY

This summary may not contain all the information that may be important to you in deciding whether to invest in our common shares. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial statements and related notes before making an investment decision. Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase up to 900,000 additional shares from us.

The Company

Ramco-Gershenson Properties Trust is a fully integrated, self-administered, publicly-traded Maryland real estate investment trust (“REIT”) organized on October 2, 1997. Our predecessor, RPS Realty Trust, a Massachusetts business trust, was formed on June 21, 1988 to be a diversified growth-oriented REIT. In May 1996, RPS Realty Trust acquired the Ramco-Gershenson interests through a reverse merger, including substantially all of the shopping centers and retail properties as well as the management company and business operations of Ramco-Gershenson, Inc. and certain of its affiliates. The resulting trust changed its name to Ramco-Gershenson Properties Trust and Ramco-Gershenson, Inc.’s officers assumed management responsibility. The trust also changed its operations from a mortgage REIT to an equity REIT and contributed certain mortgage loans and real estate properties to Atlantic Realty Trust, an independent, newly formed liquidating REIT. In 1997, with approval from our shareholders, we changed our state of organization by terminating the Massachusetts trust and merging into a newly formed Maryland REIT.

We conduct substantially all of our business, and hold substantially all of our interests in our properties, through the Operating Partnership. The Operating Partnership, either directly or indirectly through partnerships or limited liability companies, holds fee title to all owned properties. We have the exclusive power to manage and conduct the business of the Operating Partnership. As of March 31, 2010, we owned approximately 91.5% of the interests in the Operating Partnership.

We are a publicly-traded REIT which owns, develops, acquires, manages and leases community shopping centers (including power centers and single-tenant retail properties) and one regional mall, in the Midwestern, Southeastern and Mid-Atlantic regions of the United States. At March 31, 2010, we owned interests in 88 shopping centers, comprised of 65 community centers, 21 power centers, one single tenant retail properties, and one enclosed regional mall, totaling approximately 19.8 million square feet of gross leaseable area (“GLA”). We and our joint venture partners own approximately 15.3 million square feet of such GLA, with the remaining portion owned by various anchor stores.

Our executive offices are located at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. Our telephone number is (248) 350-9900. We maintain a web site that contains information about us at www.rgpt.com. The information included on the web site is not, and should not be considered to be, a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.

If you want to find more information about us, please see the sections entitled “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Information We File With the SEC” above.

Recent Developments

Governance and Compensation Changes

Our Board of Trustees has recently made, or proposed that our shareholders adopt, changes to our corporate governance structure and executive compensation program, which include the following:

•	For our 2010 annual meeting of shareholders, our Board of Trustees has proposed that our shareholders adopt amendments to our declaration of trust and bylaws necessary so that our trustees will be elected annually for one-year terms. Currently, the Board of Trustees is classified, with trustees serving for three-

year terms and with one-third of the Trustees up for election in any year. In addition, we have proposed that the common share ownership threshold required for the calling of a special shareholder meeting be increased from 25% to a majority of the outstanding common shares.

•	Effective March 17, 2010, Gregory R. Andrews assumed the duties of Chief Financial Officer, in addition to his role as Executive Vice President — Finance which he assumed in February 2010.

•	On March 1, 2010, the Compensation Committee approved the adoption of the 2010 Executive Incentive Plan for our Chief Executive Officer and Chief Financial Officer. The purpose of such plan is to enhance “pay-for-performance” compensation and to ensure greater transparency. Both Mr. Dennis Gershenson and Mr. Gregory Andrews will participate in the short-term incentive program, the components of which are based 40% on change in funds from operations per share, 30% on balance sheet improvement, and 30% on individual/strategic goals. Each of the components is analyzed independently of the others. The Chief Executive Officer and the Chief Financial Officer will have target short-term incentive opportunities equal to 100% and 60% of base salary, respectively. Threshold payout (50% of target incentive), target payout (100% of target incentive) and maximum payout (200% of target incentive) will be determined by the Committee based on its assessment of the achievement of individual and strategic goals established in advance by the Committee.

•	In 2010, the Compensation Committee re-implemented our long-term incentive compensation program for key employees, which includes long-term incentive targets of 75% to 120% of base salary for our named executive officers (which generally is consistent with the historical long-term incentive program). The long-term incentive program consists of service-based restricted stock and performance-based restricted stock. In 2010, the Committee determined that service-based restricted stock grants and performance-based restricted stock grants each would correspond to 50% of the long-term incentive dollar target. The performance-based restricted stock is earned based on the achievement of specific performance measures over a period of three calendar years (with such measures established by the Committee at the beginning of the three-year period). For 2010 awards, the sole performance measure is relative total shareholder return over a three-year period.

•	Effective March 1, 2010, we amended our Change in Control Policy applicable to our Chief Executive Officer, Chief Financial Officer, executive vice president and any senior vice president. The policy provides for payment of specified amounts to the covered officers if such person’s employment with us or any subsidiary is terminated in specified circumstances following a “change in control” (as defined in the policy). The primary purpose of the 2010 amendment was to revise the amounts payable thereunder, which now equals the product of (x) for the Chief Executive Officer, 2.99, and for the Chief Financial Officer, an executive vice president or a senior vice president, 2.0, and (y) the base amount under Section 280G of the Internal Revenue Code of 1986, as amended. The 2010 amendment also revised the definition of a change of control to eliminate the trigger caused by the election or appointment to the Board of any Trustee whose appointment or election to the Board or nomination for election by our shareholders was not approved by a vote of at least a majority of specified Trustees.

Disposition

On May 12, 2010, we sold Ridgeview Crossing in Elkin, North Carolina, a wholly-owned community center, for net proceeds of approximately $0.8 million. The transaction resulted in a loss on sale of approximately $2.0 million.

The Offering

Issuer:	Ramco-Gershenson Properties Trust

Common shares offered by us:	6,000,000 shares (or 6,900,000 shares if the underwriters exercise their over-allotment option in full)

Common shares to be outstanding after this offering:	37,039,893 shares (or 37,939,893 shares if the underwriters exercise their over-allotment option in full)(1)

Common shares and operating partnership units to be outstanding after this offering:	39,942,534 shares and operating partnership units (or 40,842,534 shares and operating partnership units if the underwriters exercise their over-allotment option in full)(2)

Use of proceeds:	We estimate that the net proceeds from this offering will be approximately $65.6 million (or approximately $75.6 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds we receive from this offering to prepay a $33.0 million principal payment of our secured term loan facility, to reduce outstanding borrowings under our secured revolving credit facility and to pay off two mortgages in aggregate of $15.9 million. See “Use of Proceeds” in this prospectus supplement.

Restrictions on ownership and transfer:	To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, among other purposes, our charter imposes certain restrictions on ownership and transfer of our common shares. See “Description of Common Shares — Restrictions on Ownership and Transfer” beginning on page 13 of the accompanying prospectus.

Listing:	Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “RPT.”

Dividends:	Our policy is to pay aggregate annual dividends in 2010 in an amount generally equal to our annual taxable income, and we expect to pay all 2010 dividend payments in cash. Even after taking into account the dividend payments for the increased number of common shares expected to be outstanding upon completion of this offering, management expects to recommend to the Board of Trustees to continue the recent quarterly dividend of $0.16325 per common share to be paid in cash, including the quarterly dividend we paid on April 1, 2010. See “Risk Factors — We may change the dividend policy for our common shares in the future” for a further discussion of dividends.

Risk factors:	Investing in our common shares involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2009 to read about factors you should consider before buying our common shares. Realization of any of those risks or adverse results could have a material adverse effect on our business, financial condition, cash flows and results of operations.

(1)	The number of common shares to be outstanding after this offering is based upon 31,039,893 shares outstanding as of May 12, 2010, including restricted shares that give holders all rights of a holder of common shares (other than free transfer rights), including voting rights and cash dividend rights. This number excludes:

•	an aggregate of 801,243 common shares issuable upon vesting or exercise of outstanding securities, consisting of 374,720 shares subject to issuance upon the exercise of options (with a weighted-average exercise price of $25.66), 357,480 shares relating to potentially issuable restricted shares upon the achievement of performance measures, 4,000 phantom shares relating to deferrals by trustees and 65,043 notional shares relating to deferrals by executive officers;

•	an aggregate of 311,725 common shares reserved for issuance under our 2009 Omnibus Long-Term Incentive Plan as of May 12, 2010;

•	an aggregate of 135,000 common shares reserved for issuance under our 2008 Restricted Share Plan for Non-Employee Trustees as of May 12, 2010; and

•	an aggregate of 2,902,641 common shares reserved for issuance upon the exchange of outstanding units of the Operating Partnership as of May 12, 2010.

(2)	The number of common shares and operating partnership units to be outstanding after this offering is based upon 31,039,893 shares and 2,902,641 operating partnership units outstanding as of May 12, 2010. See note 1 above for additional information on shares included and excluded from these amounts.

For additional information regarding our common shares, see “Description of Common Shares” and “Certain Provisions of Maryland Law and of Our Declaration of Trust and Amended and Restated Bylaws” in the accompanying prospectus. For a description of the material U.S. federal income tax consequences and considerations for prospective holders relating to the acquisition, ownership and disposition of our common shares, see “Certain Federal Income Tax Considerations” in the accompanying prospectus and “Additional Federal Income Tax Considerations” in this prospectus supplement.

RISK FACTORS

Before investing in our securities, you should carefully consider the risks and uncertainties described below, as well as such information set forth elsewhere in this prospectus supplement, the accompanying prospectus, and any other information that is incorporated by reference, including the risks described in our reports we file with the SEC that are incorporated by reference herein.

The market price of our common shares may fluctuate significantly.

Between May 1, 2009 and May 12, 2010, the closing prices of our common shares on the NYSE ranged from $7.82 to $12.97 per share. The market price of our common shares may fluctuate significantly in response to many factors, including:

•	general market and economic conditions;

•	actual or anticipated variations in our operating results, funds from operations, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us, the real estate industry generally or the community shopping center industry, and recommendations by financial analysts with respect to us or other REITs;

•	adverse market reaction to the amount of our outstanding debt at any time, the amount of our maturing debt in the near and medium term and our ability to refinance such debt and the terms thereof or our plans to incur additional debt in the future;

•	the ability of our tenants to pay rent to us and meet their other obligations to us under current lease terms and our ability to re-lease space as leases expire;

•	increases in market interest rates that lead purchasers of our common shares to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any securities we may issue or additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	continuing high levels of volatility in the capital and credit markets; and

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement and the accompanying prospectus.

Many of the factors listed above are beyond our control. These factors may cause the market price of our common shares to decline, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common shares will not fall in the future, and it may be difficult for holders to resell shares of our common shares at prices they find attractive, or at all.

Our shareholders will experience dilution as a result of this offering and they may experience further dilution if we issue additional common shares.

Giving effect to the issuance of common shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per diluted share and funds from operations per diluted share for the year ending December 31, 2010. Additionally, subject to the 90-day lock-up restrictions described in “Underwriting,” we are not restricted from issuing additional shares of our common shares or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or preferred stock or any substantially similar securities. Any additional future issuances of common shares will reduce the percentage of our common shares owned by investors purchasing shares in this offering who do not participate in future issuances. In most circumstances, shareholders will not be entitled to vote on whether or not we issue additional common shares. In addition, depending on the terms and pricing of an additional offering of our common shares and the value of our properties, our shareholders may experience dilution in both the book value and fair value of their shares. The market price of our common shares could decline as a result of sales of a large number of shares of our common shares in the market after this offering or the perception that such sales could occur, and this could also materially and adversely affect our ability to raise capital through future offerings of equity or equity-related securities.

We may change the dividend policy for our common shares in the future.

In 2008, we declared quarterly common share cash dividends of $0.4625 per share for each of the first three fiscal quarters, the equivalent of an annual rate of $1.85 per share. In the fourth quarter of 2008, recognizing the need to maintain maximum financial flexibility in light of the current state of the capital markets, our Board of Trustees reduced the quarterly common share cash dividend to $0.2313 per share, for an annual rate of $0.9252 per share. We paid a per share cash dividend of $0.2313 for the first two fiscal quarters of 2009. To strengthen our liquidity position, the Board of Trustees elected to keep the aggregate distribution dollars constant when additional common shares were issued in September 2009. Therefore, the distribution per common share was reduced in proportion to the new common shares issued to $0.16325 per common share in the third quarter of 2009 and thereafter.

Our policy is to pay aggregate annual dividends in 2010 in an amount generally equal to our annual taxable income, and we expect to pay all 2010 dividend payments in cash. Even after taking into account the dividend payments for the increased number of shares expected to be outstanding upon completion of this offering, management expects to recommend to the Board of Trustees to continue the recent quarterly dividend of $0.16325 per common share, or $0.653 per common share on an annual basis. While the statements above concerning the remaining distributions for 2010 are our current expectation, the actual distributions payable will be determined by the Board of Trustees based upon circumstances at the time of authorization, and the actual dividend paid may vary from currently expected amounts. We can give no assurance that this offering will be completed or that the dividend per share will not change, even if this offering is not completed.

Our Board of Trustees will continue to evaluate our distribution policy on a quarterly basis as it monitors the capital markets and the impact of the economy on our operations. The decision to authorize and pay dividends on our common shares in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our Board of Trustees and will depend on conditions then existing, including our earnings, financial condition, capital requirements, debt maturities, the availability of capital, applicable REIT and legal restrictions, including the annual dividend distribution requirements under the REIT provisions of the Internal Revenue Code, and the general overall economic conditions and other factors. Any change in our dividend policy could have a material adverse effect on the market price of our common shares.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to domestic shareholders that are individuals, trusts and estates has been reduced by legislation to 15% through the end of 2010. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $65.6 million (or approximately $75.6 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds we receive from this offering to prepay a $33.0 million principal payment of our secured term loan facility, to reduce outstanding borrowings under our secured revolving credit facility, and to pay off two mortgages (secured by Promenade at Pleasant Hill and River Crossing Centre shopping centers) in aggregate of $15.9 million. Our $150 million secured revolving credit facility matures in December 2012 and our $67 million secured term loan facility matures in June 2011, and each facility bears interest at a rate equal to LIBOR plus 350 basis points with a 2% LIBOR floor. Amounts available under our secured revolving credit facility may be borrowed in the future to repay other outstanding debt, to repurchase equity, to fund our development and redevelopment activity and property acquisitions, and for working capital and other general corporate purposes. At March 31, 2010, the principal amounts outstanding under our secured revolving credit facility and secured term loan facility were $67.5 million and $67.0 million, respectively. At March 31, 2010, the weighted average interest rates payable were: the secured revolving credit facility, 6.1% per year (including the impact of interest rate swaps); the secured term loan facility, 6.5% per year (including the impact of interest rate swaps); and the two mortgages, 7.8% per year. Affiliates of certain of the underwriters are lenders and/or agents under our secured revolving credit facility and secured term loan facility and will receive their pro rata share of the portion of net proceeds of this offering that is used to reduce borrowings currently outstanding under such credit facilities. Pending application of the net proceeds from this offering as described above, we may invest such proceeds in short-term, interest bearing investments that are consistent with our qualification as a REIT.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2010, on an actual basis and on an as adjusted basis to give effect to this offering (excluding the effect of any exercise by the underwriters of their over - allotment option) at the public offering price of $11.50 per common share, after deducting the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds therefrom as described in “Use of Proceeds” in this prospectus supplement.

This table should be read in conjunction with our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and incorporated by reference in this prospectus supplement.

	As of March 31, 2010
	Actual	As Adjusted
	(In thousands, except share amounts)
	(Unaudited)

Cash and cash equivalents	$4,778	$4,778

Mortgages and Notes Payable:
Mortgages payable	384,046	368,146
Secured term loan facility	67,000	34,000
Secured revolving credit facility	67,500	50,758
Secured revolving credit facility (Aquia)	18,750	18,750
Junior subordinated notes	28,125	28,125

Total Mortgages and Notes Payable	565,421	499,779
Shareholders’ Equity:
Ramco-Gershenson Properties Trust (“RPT”) shareholders’ equity:
Common Shares of Beneficial Interest, par value $0.01, 45,000,000 shares authorized and 31,046,000 and 37,046,000 shares issued and outstanding at March 31, 2010 and as adjusted, respectively	310	370
Additional paid-in capital	486,434	552,016
Accumulated other comprehensive loss	(1,701)	(1,701)
Cumulative distributions in excess of net income	(123,415)	(123,415)

Total RPT Shareholders’ Equity	361,628	427,270
Noncontrolling interest in subsidiaries	41,135	41,135

Total Shareholders’ Equity	402,763	468,405

Total Capitalization	$968,184	968,184

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

Our common shares are listed on the NYSE under the symbol “RPT.” On May 12, 2010 the last reported sales price of our common shares on the NYSE was $12.49. The table below sets forth, for the periods indicated, the high and low sales price per share of our common shares, as reported on the NYSE, and the cash dividends declared per common share.

			Cash Dividends
	Price per Share		Declared per
	High	Low	Share

2010-Quarter Ended
March 31	$11.90	$8.70	$0.1633	(1)
June 30 (April 1 through May 12, 2010)	$13.08	$10.82	$—
2009-Quarter Ended
March 31	$7.64	$3.56	$0.2313
June 30	$11.97	$5.84	$0.2313
September 30	$11.20	$8.08	$0.1633
December 31	$10.10	$7.77	$0.1633
2008-Quarter Ended
March 31	$24.28	$19.04	$0.4625
June 30	$23.47	$19.82	$0.4625
September 30	$24.10	$18.50	$0.4625
December 31	$22.34	$3.45	$0.2313

(1) Paid on April 1, 2010

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

The following summary of additional federal income tax considerations is for general information only and is not tax advice. This summary supplements the discussion set forth under the heading “Certain Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our common shares in light of their personal investment or tax circumstances.

Taxation of the Company

We have received an opinion from Honigman Miller Schwartz and Cohn LLP, our tax counsel, to the effect that since the commencement of our taxable year which began January 1, 2002, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. A copy of this opinion is filed as an exhibit to the Company’s Form 8-K filed on September 10, 2009, which is incorporated by reference herein. It must be emphasized that the opinion of Honigman Miller Schwartz and Cohn LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our assets and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Honigman Miller Schwartz and Cohn LLP or by us that we will so qualify for any particular year. The opinion was expressed as of the date issued and will not cover subsequent periods. Honigman Miller Schwartz and Cohn LLP will have no obligation to advise us or the holders of our securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge, or a court will not rule contrary to, the conclusions set forth in such opinions.

Recent Legislation

On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, or the HIRE Act. The HIRE Act imposes a U.S. withholding tax at a 30% rate on dividends and gross proceeds of sale in respect of our common shares received by domestic shareholders who own their shares through foreign accounts or foreign intermediaries and by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for payments made after December 31, 2012. Prospective non-U.S. shareholders are encouraged to consult their tax advisors regarding the possible implications of this new legislation on their investment in our common shares.

On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act. The Reconciliation Act will require certain domestic shareholders who are individuals, estates or trusts to pay a 3.8% Medicare tax with respect to, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012. Prospective shareholders should consult their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our common shares.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described in the accompanying prospectus under the heading “Certain Federal Income Tax Considerations” are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code relating to certain tax rates will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described in the accompanying prospectus. The impact of this reversion is not discussed in this prospectus supplement. Consequently, prospective shareholders are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective numbers of common shares:

Name	Number of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,800,000
J.P. Morgan Securities Inc.	1,800,000
Deutsche Bank Securities Inc.	900,000
KeyBanc Capital Markets Inc.	900,000
RBC Capital Markets Corporation	300,000
Stifel, Nicolaus & Company, Incorporated	300,000

Total	6,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The underwriters propose to offer the common shares directly to the public at the initial price to public set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.29 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to purchase up to 900,000 additional common shares from us to cover over-allotments, if any. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share less the amount paid by the underwriters to us per share. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise

Per share	$0.4887	$0.4887
Total to be paid by us	$2,932,200	$3,372,030

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $425,000.

We, our trustees and executive officers have entered into a lock-up agreement with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons for a period of 90 days after the date of this prospectus supplement, may not, subject to limited exceptions, without the prior written consent of the representatives (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares (including without limitation, common shares which may be deemed to be beneficially owned by the lock-up signatory in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise). Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters, and the underwriters have agreed to indemnify us, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares in the open market for the purpose of preventing or retarding a decline in the market price of the common shares while this offering is in progress. These stabilizing transactions may include making short sales of the common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares, and, as a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. The underwriters and their affiliates may provide similar services in the future. Affiliates of certain of the underwriters are lenders and/or agents under our secured revolving credit facility and secured term loan facility and will receive their pro rata share of the portion of net proceeds of this offering that is used to reduce borrowings currently outstanding under such credit facilities. On March 18, 2010, we closed a $31.3 million CMBS loan with an affiliate of J.P. Morgan Securities Inc. This loan is secured by our West Oaks II shopping center in Novi, Michigan and our Spring Meadows Place center in Holland, Ohio. The $31.3 million financing represents a loan to value of approximately 60% for the two properties and has a ten year term with a fixed interest rate of 6.5%. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of Shares which are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of shares through any financial intermediary, other than offers made by underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares which are the subject of the offering contemplated by this prospectus under, the offers contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice To Prospective Investors In Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice To Prospective Investors In The Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

LEGAL MATTERS

The validity of the common shares being offered herein will be passed upon for us by Ballard Spahr LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is representing the underwriters with respect to this offering.

EXPERTS

The consolidated financial statements of Ramco-Gershenson Properties Trust as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of Grant Thornton, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$300,000,000

RAMCO-GERSHENSON PROPERTIES TRUST
DEBT SECURITIES
PREFERRED SHARES
COMMON SHARES
WARRANTS
RIGHTS

Ramco-Gershenson Properties Trust may offer, issue and sell from time to time our debt securities, which may be in one or more class or series and may be senior debt securities or subordinated debt securities; our preferred shares, which we may issue in one or more class or series; our common shares; warrants to purchase our preferred shares or common shares; rights to purchase our common shares; and any combination of these securities. The securities will have an aggregate initial offering price of up to $300,000,000. We may sell any combination of the securities described in this prospectus in one or more offerings. We may offer the securities separately or together, in separate classes or series and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities in supplements to this prospectus. We may describe the terms of these securities in a term sheet which will precede the prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The securities may be offered through one or more underwriters, dealers and agents or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our common shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “RPT.” On February 6, 2009, the closing sale price of our common shares as reported on the NYSE was $4.82 per share.

Our principal executive offices are located at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334, and our telephone number is (248) 350-9900.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 9, 2009

About this Prospectus	3
Where You Can Find More Information	3
Incorporation of Information We File With the SEC	3
Special Note Regarding Forward-Looking Statements	4
Who We Are	5
Risk Factors	6
Use of Proceeds	6
Ratios of Earnings to Fixed Charges and Preferred Share Dividends	7
The Securities We May Offer	7
Description of Debt Securities	8
Description of Common Shares	11
Description of Preferred Shares	15
Description of Warrants	20
Description of Rights	21
Certain Provisions of Maryland Law and Our Declaration of Trust and Amended and Restated Bylaws	21
Certain Federal Income Tax Considerations	25
Legal Matters	46
Experts	46
Disclosure of SEC Position on Indemnification for Securities Act Liabilities	46

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings, up to a maximum aggregate offering price of $300,000,000.

This prospectus provides you with a general description of the securities offered by us, which is not meant to be a complete description of each security. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

This prospectus and any applicable prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such an offer or solicitation of an offer in such jurisdiction.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

In this prospectus and any prospectus supplement hereto, unless the context suggests otherwise, references to the “Company,” “we,” “RPT,” “us,” “our Company,” and “our” mean Ramco-Gershenson Properties Trust.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Our SEC filings also are available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities being offered, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included, or incorporated by reference, copies of these documents as exhibits to our registration statement of which this prospectus is a part.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus, and information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	the following sections from our Proxy Statement on Form DEFR14A for our 2008 annual meeting of shareholders held on June 11, 2008: “Trustees and Executive Officers”, “The Board of Trustees”, “Committees of the Board”, “Trustee Compensation”, “Corporate Governance”, “Compensation Discussion and Analysis”, “Compensation Committee Report”, “Report of the Audit Committee”, and “Section 16(a) Beneficial Ownership Reporting Compliance”;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•	our Current Reports on Form 8-K filed on February 21, 2008, April 30, 2008, July 30, 2008, October 8, 2008, October 22, 2008, October 23, 2008, December 3, 2008 and January 13, 2009; and

•	the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on November 1, 1988 (which incorporates by reference pages 101-119 of our prospectus/proxy statement filed with the SEC on November 1, 1988), as updated by the description of our common shares contained in our definitive proxy statement on Schedule 14A for our special meeting of shareholders held on December 18, 1997.

Whenever, after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), those reports and documents will be incorporated by reference and deemed to be a part of this prospectus from the time they are filed (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests for documents should be directed to Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 (telephone number (248) 350-9900).

You should rely only on the information contained or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “trend,” “opportunity,” “pipeline,” “comfortable,” “current,” “position,” “assume,” “outlook,” “remain,” “maintain,” “sustain,” “achieve,” “would” or other similar words or expressions. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Our future events, financial condition, business or other results may differ materially from those anticipated and discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, changes in political, economic or market conditions generally and the real estate and capital markets specifically; availability of capital; tenant bankruptcies; concentration of our credit risk; REIT distribution requirements; inability to successfully identify or complete suitable acquisitions and new developments; inability of our redevelopment projects to yield anticipated returns; competition for both the acquisition and development of real estate properties and the leasing operations; existing exclusivity lease provisions; lack of complete control and conflicts of interests in our joint ventures; potential bankruptcy of our joint venture partners; rising operating expenses; illiquidity of our real estate investments; potential losses that are not covered by insurance; our debt obligations; our financial covenants may restrict our operating or acquisition activities; mortgage debt obligations; a failure to qualify as a REIT; potential tax obligations; legislative or other actions affecting REITs; environmental laws and obligations; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues as well as other risks listed from time to time in the Company’s other reports and statements filed with the SEC.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement hereto and in reports of the Company filed with the SEC. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus, or, if applicable, the date of a document incorporated by reference. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced to in this section. Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.

WHO WE ARE

Ramco-Gershenson Properties Trust is a fully integrated, self-administered, publicly-traded Maryland real estate investment trust organized on October 2, 1997. The terms “Company,” “we,” “our” or “us” refer to Ramco-Gershenson Properties Trust, the Operating Partnership (defined below) and/or its subsidiaries, as the context may require. Our principal office is located at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. Our predecessor, RPS Realty Trust, a Massachusetts business trust, was formed on June 21, 1988 to be a diversified growth-oriented REIT. In May 1996, RPS Realty Trust acquired the Ramco-Gershenson interests through a reverse merger, including substantially all of the shopping centers and retail properties as well as the management company and business operations of Ramco-Gershenson, Inc. and certain of its affiliates. The resulting trust changed its name to Ramco-Gershenson Properties Trust and Ramco-Gershenson, Inc.’s officers assumed management responsibility. The trust also changed its operations from a mortgage real estate investment trust (“REIT”) to an equity REIT and contributed certain mortgage loans and real estate properties to Atlantic Realty Trust, an independent, newly formed liquidating REIT. In 1997, with approval from our shareholders, we changed our state of organization by terminating the Massachusetts trust and merging into a newly formed Maryland real estate investment trust.

We conduct substantially all of our business, and hold substantially all of our interests in our properties, through our operating partnership, Ramco-Gershenson Properties, L.P. (the “Operating Partnership”). The Operating Partnership, either directly or indirectly through partnerships or limited liability companies, holds fee title to all owned properties. We have the exclusive power to manage and conduct the business of the Operating Partnership. As of September 30, 2008, we owned approximately 86.4% of the interests in the Operating Partnership.

We are a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and are therefore required to satisfy various provisions under the Code and related Treasury regulations. We are generally required to distribute annually at least 90% of our “REIT taxable income” (as defined in the Code), excluding any net capital gain, to our shareholders. Additionally, at the end of each fiscal quarter, at least 75% of the value of our total assets must consist of real estate assets (including interests in mortgages on real property and interests in other REITs) as well as cash, cash equivalents and government securities. We are also subject to limits on the amount of certain types of securities we can hold. Furthermore, at least 75% of our gross income for the tax year must be derived from certain sources, which include “rents from real property” and interest on loans secured by mortgages on real property. An additional 20% of our gross income must be derived from these same sources or from dividends and interest from any source, gains from the sale or other disposition of stock or securities or any combination of the foregoing.

Certain of our operations, including property management and asset management, are conducted through taxable REIT subsidiaries (each, a “TRS”). A TRS is a C corporation that has not elected REIT status and, as such, is subject to federal corporate income tax. We use the TRS format to facilitate our ability to provide certain services and conduct certain activities that are not generally considered as qualifying REIT activities. Our executive offices are located at 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 (telephone number (248) 350-9900).

RISK FACTORS

Before you invest in any of our securities, in addition to the other information included or incorporated by reference into this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition, results of operations and prospects. For more information, see the sections entitled, “Where You Can Find More Information” and “Incorporation of Information We File With the SEC” in this prospectus.

Recent disruptions in the financial markets could affect our ability to obtain financing for development or redevelopment of our properties and other purposes on reasonable terms and have other adverse effects on us and the market price of our common shares.

The United States financial and credit markets have recently experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many financial instruments to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in some cases have resulted in the unavailability of financing.

Continued uncertainty in the stock and credit markets may negatively impact our ability to access additional financing for development and redevelopment of our properties and other purposes at reasonable terms, which may negatively affect our business. It may also be more difficult or costly for us to raise capital through the issuance of our common shares or preferred shares. The disruptions in the financial markets may have a material adverse effect on the market value of our common shares and other adverse effects on us and our business. In addition, there can be no assurance that the actions of the U.S. government, U.S. Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve the intended effects or that such actions will not result in adverse market developments.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, which may include repaying debt, financing capital commitments, and financing future acquisitions, redevelopment and development activities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARES DIVIDENDS

Ratio of Earnings to Combined Fixed Charges

The following table sets forth the historical ratios of earnings to fixed charges for the periods indicated:

Years Ended December 31,
2007	2006	2005	2004	2003

1.31	1.36	1.45	1.43	1.37

Nine Months Ended,
September 30, 2008
1.40

For purposes of computing the ratio of earnings to combined fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred share dividends) to income adjusted to remove minority interest in unconsolidated entities and income or loss from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of deferred financing costs (including amounts capitalized) paid or accrued for the respective period.

The ratios are based solely on historical financial information, and no pro forma adjustment has been made thereto.

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

The following table sets forth the historical ratios of earnings to combined fixed charges and preferred share dividends for the periods indicated:

Years Ended December 31,
2007	2006	2005	2004	2003

1.22	1.19	1.26	1.26	1.27

Nine Months Ended,
September 30, 2008
1.40

For purposes of computing the ratio of earnings to combined fixed charges and preferred share dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred share dividends) to income adjusted to remove minority interest in unconsolidated entities and income or loss from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of deferred financing costs (including amounts capitalized) and preferred dividends paid or accrued for the respective period.

The ratios are based solely on historical financial information, and no pro forma adjustment has been made thereto.

THE SECURITIES WE MAY OFFER

We may sell from time to time, in one or more offerings, common shares of beneficial interest, preferred shares of beneficial interest, and/or warrants in a dollar amount that does not exceed $300,000,000. This prospectus contains only a summary of the securities we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to us from the sale of such securities, will be set forth in an accompanying prospectus supplement. That prospectus supplement also will contain information, if applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

The following description of our common shares and preferred shares, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common shares and preferred shares that we may offer under this prospectus. For the complete terms of our common shares and preferred shares, please refer to our Articles of Amendment and Restatement of Declaration of Trust (the “Declaration of Trust”), as supplemented by the articles supplementary for each series of preferred shares, that are incorporated by reference into the registration statement which includes this prospectus. Maryland law will also affect the terms of these securities and the rights of holders thereof. While the terms we have summarized below will apply generally to any future common shares or preferred shares that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. If we so indicate in any applicable prospectus supplement, the terms of any common shares or preferred shares we offer may differ from the terms we describe below.

Our authorized shares consist of an aggregate 55,000,000 shares of beneficial interest, par value $0.01 per share, consisting of 45,000,000 common shares and 10,000,000 preferred shares which may be issued in one or more classes or series, each with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law and as our board of trustees may determine by resolution. As of December 31, 2008, we had issued and outstanding 18,583,362 common shares and no preferred shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsecured and unsubordinated obligations or our subordinated obligations. We use the term “senior debt securities” to refer to the unsecured and unsubordinated obligations. We use the term “subordinated debt securities” to refer to the subordinated obligations. The subordinated debt securities of any class or series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as is described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more classes or series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture with a trustee to be named in the senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture with a trustee to be named in the subordinated debt securities indenture, which will describe the specific terms of the debt class or series. We use the term “indenture” to refer to the senior debt securities indenture or the subordinated debt securities indenture. We use the term “trustee” to refer to the trustee named in the senior debt securities indenture or the subordinated debt securities indenture.

Some of our operations are conducted through our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be (i) subject to statutory or contractual restrictions, (ii) contingent upon the earnings of our subsidiaries, and (iii) subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness held by a subsidiary that is senior to indebtedness held by us.

The following summary of selected provisions that will be included in indentures and in the debt securities is not complete. Before making an investment in our debt securities, you should review the applicable prospectus supplement and the form of applicable indenture, which will be filed with the SEC in connection with the offering of the specific debt securities.

General

We can issue debt securities of any class or series with terms different from the terms of debt securities of any other class or series and the terms of particular debt securities within any class or series may differ from each other, all without the consent of the holders of previously issued classes or series of debt securities. The debt securities of each class or series will be our direct, unsecured obligations.

The applicable prospectus supplement relating to the class or series of debt securities will describe the specific terms of each class or series of debt securities being offered, including, where applicable, the following:

•	the title;

•	the aggregate principal amount and whether there is any limit on the aggregate principal amount that we may subsequently issue;

•	whether the debt securities will be senior, senior subordinated, subordinated or junior subordinated;

•	the name of the trustee and its corporate trust office;

•	any limit on the amount of debt securities that may be issued;

•	any subordination provisions;

•	any provisions regarding the conversion or exchange of such debt securities with or into other securities;

•	any default provisions and events of default applicable to such debt securities;

•	any covenants applicable to such debt securities;

•	whether such debt securities are issued in certificated or book-entry form, and the identity of the depositary for those issued in book-entry form;

•	whether such debt securities are to be issuable in registered or bearer form, or both, and any restrictions applicable to the exchange of one form or another and to the offer, sale and delivery of such debt securities in either form;

•	whether such debt securities may be represented initially by a debt security in temporary or permanent global form, and, if so, the initial depositary and the circumstances under which beneficial owners of interests may exchange such interests for debt securities of like tenor and of any authorized form and denomination and the authorized newspapers for publication of notices to holders of bearer securities;

•	any other terms required to establish a class or series of bearer securities;

•	the price(s) at which such debt securities class or series will be issued;

•	the person to whom any interest will be payable on any debt securities, if other than the person in whose name the debt security is registered at the close of business on the regular record date for the payment of interest;

•	any provisions restricting the declaration of dividends or requiring the maintenance of any asset ratio or maintenance of reserves;

•	the date or dates on which the principal of and premium, if any, is payable or the method(s), if any, used to determine those dates;

•	the rate(s) at which such debt securities will bear interest or the method(s), if any, used to calculate the rate(s);

•	the date(s), if any, from which any interest will accrue, or the method(s), if any, used to determine the dates on which interest will accrue and date(s) on which interest will be payable;

•	any redemption or early repayment provisions applicable to such debt securities;

•	the stated maturities of installments of interest, if any, on which any interest on such debt securities will be payable and the regular record dates for any interest payable on any debt securities which are registered securities;

•	the places where and the manner in which the principal of and premium and/or interest, if any, will be payable and the places where the debt securities may be presented for transfer;

•	our obligation or right, if any, to redeem, purchase or repay such debt securities of the class or series pursuant to any sinking fund amortization or analogous provisions or at the option of a holder of such debt securities and other related provisions;

•	the denominations in which any registered securities are to be issuable;

•	the currency, currencies or currency units, including composite currencies, in which the purchase price for, the principal of and any premium and interest, if any, on such debt securities will be payable;

•	the time period within which the manner in which and the terms and conditions upon which the purchaser of any of such debt securities can select the payment currency;

•	if the amount of payments of principal, premium, if any, and interest, if any, on such debt securities is to be determined by reference to an index, formula or other method, or based on a coin or currency or currency unit other than that in which such debt securities are stated to be payable, the manner in which these amounts are to be determined and the calculation agent, if any, with respect thereto;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of the class or series which will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	if we agree to pay any additional amounts on any of the debt securities, and coupons, if any, of the classes or series to any holder in respect of any tax, assessment or governmental charge withheld or deducted, the circumstances, procedures and terms under which we will make these payments;

•	any terms applicable to debt securities of any class or series issued at an issue price below their stated principal amount;

•	whether such debt securities are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such class or series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•	any provisions relating to covenant defeasance and legal defeasance;

•	any provisions relating to the satisfaction and discharge of the applicable indenture;

•	any special applicable United States federal income tax considerations;

•	any provisions relating to the modification of the applicable indenture both with and without the consent of the holders of the debt securities of the class or series issued under such indenture; and

•	any other material terms not inconsistent with the provisions of the applicable indenture.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities. United States federal income tax consequences and special considerations, if any, applicable to any such class or series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee maintained in the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a class or series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a class or series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF COMMON SHARES

This section describes the general terms and provisions of our common shares of beneficial interest, par value $.01 per share. This summary is not complete. We have incorporated by reference our Declaration of Trust and our amended and restated bylaws (our “Bylaws”) as exhibits to the registration statement of which this prospectus is a part. We have also incorporated by reference in this prospectus a description of our common shares which is contained in other documents we have filed with the SEC. You should read these other documents before you acquire any common shares.

Common Shares

All common shares offered by any applicable prospectus supplement will be duly authorized, fully paid and nonassessable. All rights that accompany the ownership of our common shares are subject to the preferential rights of any other class or series of our shares and to the provisions of our Declaration of Trust regarding restrictions on transfer of our shares.

General

As of December 31, 2008 our authorized capital included 45,000,000 common shares, of which 18,583,362 shares were issued and outstanding. All common shares offered pursuant to any prospectus supplement will, when issued, be duly authorized, fully paid and non-assessable. This means that the full price for our common shares will be paid at issuance and that you, as a purchaser of such common shares will not be later required to pay us any additional monies for such common shares.

Dividends

Subject to the preferential rights of any shares or class or series of beneficial interest that we may issue in the future, and to the provisions of the Declaration of Trust regarding the restriction on transfer of common shares, holders of common shares are entitled to receive dividends on such shares out of our funds that we can legally use to pay dividends, when and if such dividends are declared by our board of trustees.

Voting Rights

Subject to the provisions of our Declaration of Trust regarding restrictions on the transfer and ownership of shares of beneficial interest, the holders of common shares have the exclusive power to vote on all matters presented to our shareholders unless the terms of any outstanding preferred shares gives the holders of preferred shares the right to vote on certain matters or generally. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of our trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the votes held by the holders of the remaining common shares, if any, will not be sufficient to elect any trustee.

Other Rights

Subject to the provisions of our Declaration of Trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each common share has equal distribution, liquidation and other rights, and has no preference, conversion, sinking fund, redemption or preemptive rights.

Pursuant to our Declaration of Trust and Maryland law, any merger, consolidation or sale of all or substantially all of our assets or dissolution requires the affirmative vote of at least two-thirds of all the votes entitled to be cast by our shareholders on the matter. Any amendment to our Declaration of Trust, other than an amendment of any of the sections of our Declaration of Trust which provide that the matters described in the foregoing sentence must be approved by a two-thirds vote, requires the affirmative vote of at least a majority of all the votes entitled to be cast by our shareholders on the matter. Subject to any rights of holders of one or more classes or series of our preferred shares to elect one or more trustees, at a meeting of our shareholders, the affirmative vote of at least two-thirds of our shareholders entitled to vote in the election of trustees is required in order to remove a trustee. Our Declaration of Trust authorizes our board of trustees to increase or decrease the aggregate number of our authorized shares of beneficial interest and the number of shares of any class or series of beneficial interest.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is the American Stock Transfer & Trust Company.

Power To Reclassify Our Shares

Our Declaration of Trust authorizes our board of trustees to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares. Prior to issuance of shares of each class or series, our Board is required by Maryland law and by our Declaration of Trust to set, subject to the restrictions on transfer of shares contained in our Declaration of Trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Power To Increase Our Authorized Capital and to Issue Additional Common Shares And Preferred Shares

Our Declaration of Trust authorizes our board of trustees, without the approval of our shareholders, to amend our Declaration of Trust from time to time to increase or decrease the aggregate number of common shares and/or preferred shares or the number of shares of any class or series that we have authority to issue.

We believe that the power to increase our authorized capital, to issue additional common shares or preferred shares and to classify or reclassify unissued common or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

The description of the limitations on the liability of shareholders of ours set forth under “Description of Preferred Shares” is applicable to holders of common shares.

Restrictions On Ownership And Transfer

In order for us to qualify as a REIT, we must not be “closely held” as determined under Section 856(h) of the Code. We will not be considered “closely held” if no more than 50% in value of our outstanding shares is actually or constructively owned by five or fewer individuals (as determined by applying certain attribution rules under the Code) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, in order for us to qualify as a REIT, we must satisfy two gross income tests that require us to derive a certain percentage of our income from certain qualifying sources, including rents from real property. If we, or an owner of 10% or more of our shares, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant (referred to in this section as a “Related Party Tenant”) will not be treated as qualifying rent for purposes of the REIT gross income tests. Moreover, in order for us to qualify as a REIT, at least 100 persons must beneficially own our shares during 335 or more days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which we elected to be treated as a REIT).

In order to assist us in preserving our REIT status, our Declaration of Trust prohibits:

•	any person from actually or constructively owning our shares that would cause us to be “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, including by reason of receiving rents from tenants that are “Related Party Tenants” in an amount that would cause us to fail to satisfy one or both of the REIT gross income tests, and

•	any person from transferring our shares if the transfer would cause our shares to be owned by fewer than 100 persons.

In addition, to assist us in avoiding a transfer of shares that would cause us to become “closely held” or the receipt of rent from a Related Party Tenant, our Declaration of Trust, as amended, subject to customary exceptions, provides that no holder may actually or constructively own more than the “ownership limit” as determined by applying certain attribution rules under the Code. The “ownership limit” means:

•	with respect to our common shares, 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, and

•	with respect to any class or series of our preferred shares, 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of the applicable class or series of our preferred shares.

The attribution rules under the Code are complex and may cause common shares actually or constructively owned by a group of related individuals and/or entities to be treated as being constructively owned by one individual or entity. As a result, the acquisition by an individual or entity of less than 9.8% of our common shares (or the acquisition by an individual or entity of an interest in an entity that actually or constructively owns our common shares) could cause such individual or entity, or another individual or entity, to constructively own in excess of 9.8% of our outstanding common shares and, thus, subject those common shares to the ownership limit.

Our board of trustees may, in its sole discretion and upon the vote of 75% of its members, grant an exemption from the ownership limit with respect to a person (or more than one person) who would not be treated as an “individual” for purposes of the Code if such person submits to the board information satisfactory to the board, in its reasonable discretion, demonstrating that:

•	such person is not an “individual” for purposes of the Code,

•	such person’s share ownership will not cause a person who is an “individual” to be treated as owning common shares in excess of the ownership limit, applying the attribution rules under the Code, and

•	such person’s share ownership will not otherwise jeopardize our REIT status.

As a condition of a waiver, our board of trustees may, in its reasonable discretion, require undertakings or representations from such person to ensure that the conditions described above are satisfied and will continue to be satisfied for as long as such person owns shares in excess of the ownership limit.

Under some circumstances, our board of trustees may, in its sole discretion and upon the vote of 75% of its members, grant an exemption for individuals to acquire preferred shares in excess of the ownership limit.

Our board of trustees also has the authority to increase the ownership limit from time to time, but it does not have the authority to do so to the extent that, after giving effect to an increase, five beneficial owners of our common shares could beneficially own in the aggregate more than 49.5% of our outstanding common shares.

Any person who acquires, or attempts or intends to acquire, actual or constructive ownership of our shares that violates or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice to us immediately and provide us with any information that we may request in order to determine the effect of the transfer on our REIT status.

If any purported transfer of our shares or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our Declaration of Trust, then the purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares that exceeds the ownership limit and the purported transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any shares in excess of the ownership limit will cease to own any right or interest) in those excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. This automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our Declaration of Trust) prior to the date of the violating transfer.

Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who will be designated by us and will be unaffiliated to us and the purported transferee or owner) will be required to sell the excess shares to a person or entity who could own those shares without violating the ownership limit and distribute to the purported transferee an amount equal to the lesser of the price paid by the purported transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the purported owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the purported transferee or owner, as applicable, will be distributed to the beneficiary of the trust.

Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported transferee prior to the discovery by us that its shares have been transferred to the trust and (2) to recast votes in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust. Any dividend or other distribution paid to the purported transferee or owner (prior to the discovery by us that its shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary of the trust.

If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit, then our Declaration of Trust provides that the transfer of the excess shares will be void.

In addition, our shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the fair market value at the time of that devise or gift) and (2) the fair market value of such shares on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares of beneficial interest held in the trust. Upon the sale to us, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported owner.

All certificates evidencing our shares will bear a legend referring to the restrictions described above and a statement that we will furnish a copy of our Declaration of Trust to a shareholder on request and without charge.

All persons who own, either actually or constructively by application of the attribution rules under the Code, more than 5% (or other percentage between 1/2 of 1% and 5% as provided in applicable rules and regulations under the Code) of the lesser of the number or value of our outstanding shares must give a written notice to us by January 30 of each year. In addition, each shareholder will, upon demand, be required to disclose to us in writing information with respect to the direct, indirect and constructive ownership of our shares that our board of trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine our compliance with such provisions or requirements.

DESCRIPTION OF PREFERRED SHARES

The following description of the preferred shares, which may be offered pursuant to a prospectus supplement, sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The particular terms of the preferred shares being offered and the extent to which such general provisions may or may not apply will be described in a prospectus supplement relating to such preferred shares. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Declaration of Trust, as amended (including any articles supplementary setting forth the terms of the preferred shares), and our Bylaws.

Subject to limitations prescribed by Maryland law and our Declaration of Trust, as amended, our board of trustees is authorized to fix the number of shares constituting each class or series of preferred shares and to set or fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series. The preferred shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

Pursuant to our Declaration of Trust, our board of trustees may authorize the issuance of up to 10,000,000 preferred shares of beneficial interest, par value $.01 per share, in one or more classes or series and may classify any unissued preferred shares and reclassify any previously classified but unissued preferred shares of any class or series. All previously issued and outstanding preferred shares have been reacquired by us and restored to the status of undesignated preferred shares.

The register and transfer agent for any preferred shares will be set forth in the applicable prospectus supplement.

Reference is made to the prospectus supplement relating to the preferred shares offered thereby for specific terms, including:

•	the title and stated value of such preferred shares;

•	the number of such preferred shares being offered, the liquidation preference per share and the offering price of such preferred shares;

•	the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

•	the date from which distributions on such preferred shares shall accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for such preferred shares;

•	the provision for a sinking fund, if any, for such preferred shares;

•	the provisions for redemption, if applicable, of such preferred shares;

•	any listing of such preferred shares on any securities exchange;

•	the terms and conditions, if applicable, upon which such preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

•	a discussion of United States federal income tax considerations applicable to such preferred shares;

•	the relative ranking and preferences of such preferred shares as to distribution rights (including whether any liquidation preference as to the preferred shares will be treated as a liability for purposes of determining the availability of assets of ours for distributions to holders of common or preferred shares remaining junior to the preferred shares as to distribution rights) and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred shares ranking senior to or on a parity with such class or series of preferred shares as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of such preferred shares, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares will, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up, rank (i) senior to all classes or series of common shares, and to all equity securities ranking junior to such preferred shares with respect to our distribution rights and/or rights upon liquidation, dissolution or winding up of, as the case may be; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up, as the case may be; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up, as the case may be.

Distributions

Unless otherwise specified in the applicable prospectus supplement, holders of preferred shares will be entitled to receive, when, as and if authorized by our board of trustees, out of assets of ours legally available for payment, cash distributions at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of trustees.

Distributions on any class or series of the preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution payable on a distribution payment date on any class or series of the preferred shares for which distributions are noncumulative, then the holders of such class or series of the preferred shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and we will have no obligation to pay the distribution accrued for such period, whether or not distributions on such class or series are authorized for payment on any future distribution payment date.

Unless otherwise specified in the applicable prospectus supplement, if any preferred shares of any class or series are outstanding, no full distributions will be authorized or paid or set apart for payment on the preferred shares of ours of any other class or series ranking, as to distributions, on a parity with or junior to the preferred shares of such class or series for any period unless (i) if such class or series of preferred shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such class or series for all past distribution periods and the then current distribution period or (ii) if such class or series of preferred shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such class or series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the preferred shares of any class or series and the shares of any other class or series of preferred shares ranking on a parity as to distributions with the preferred shares of such class or series, all distributions authorized upon the preferred shares of such class or series and any other class or series of preferred shares ranking on a parity as to distributions with such preferred shares shall be authorized pro rata so that the amount of distributions authorized per share on the preferred shares of such class or series and such other class or series of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the preferred shares of such class or series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution) and such other class or series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on preferred shares of such class or series which may be in arrears.

Except as provided in the immediately preceding paragraph, or in the applicable prospectus supplement, unless (i) if such class or series of preferred shares has a cumulative distribution, full cumulative distributions on the preferred shares of such class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such class or series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of such class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in common shares or other shares of beneficial interest ranking junior to the preferred shares of such class or series as to distributions and upon liquidation, dissolution or winding up of our affairs) shall be authorized or paid or set aside for payment or other distribution upon the common shares or any other shares of beneficial interest of us ranking junior to or on a parity with the preferred shares of such class or series as to distributions or upon liquidation, dissolution or winding up of our affairs, nor shall any common shares or any other shares of beneficial interest ranking junior to or on a parity with the preferred shares of such class or series as to distributions or upon liquidation, dissolution or winding up of our affairs be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of beneficial interest) by us (except by conversion into or exchange for other shares of beneficial interest ranking junior to the preferred shares of such class or series as to distributions and upon liquidation, dissolution or winding up of our affairs).

Any distribution payment made on a class or series of preferred shares shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such class or series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the preferred shares of any class or series will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a class or series of preferred shares that is subject to mandatory redemption will specify the number of such preferred shares that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such preferred shares does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any class or series is payable only from the net proceeds of the issuance of shares of beneficial interest, the terms of such preferred shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, but subject to the provisions of the applicable prospectus supplement, unless (i) if such class or series of preferred shares has a cumulative distribution, full cumulative distributions on all shares of such class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such class or series of preferred shares does not have a cumulative distribution, full distributions on all shares of such class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such class or series of preferred shares shall be redeemed unless all outstanding preferred shares of such class or series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such class or series, and, unless (a) if such class or series of preferred shares has a cumulative distribution, full cumulative distributions on all outstanding shares of such class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (b) if such class or series of preferred shares does not have a cumulative distribution, full distributions on all shares of such class or series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, we shall not purchase or otherwise acquire directly or indirectly any preferred shares of such class or series (except by conversion into or exchange for shares of beneficial interest ranking junior to the preferred shares of such class or series as to distributions and upon liquidation).

If fewer than all of the outstanding preferred shares of any class or series are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Unless otherwise provided in the applicable prospectus supplement, a notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any class or series to be redeemed at the address shown on our stock transfer books. Each notice shall state: (i) the redemption date, (ii) the number of shares and class or series of the preferred shares to be redeemed, (iii) the redemption price, (iv) the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price, (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date, and (vi) the date upon which the holder’s conversion rights, if any, as to such shares shall terminate. If fewer than all the preferred shares of any class or series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of preferred shares to be redeemed from each such holder. If notice of redemption of any preferred shares has been properly given and if the funds necessary for such redemption have been irrevocably set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such preferred shares, such preferred shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of such preferred shares at the end of two years after the redemption date will be returned by the applicable bank or trust company to us.

Liquidation Preference

Unless otherwise provided in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to any class or series of preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, the holders of such class or series of preferred shares shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such class or series of preferred shares will have no right or claim to any of the remaining assets of ours. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all such outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of shares of beneficial interest of ranking on a parity with such class or series of preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such class or series of preferred shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions shall have been made in full to all holders of a class or series of preferred shares, the remaining assets of ours shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to such class or series of preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of us with or into any other corporation, (ii) our dissolution, liquidation, winding up, or reorganization immediately followed by organization of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of our assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of preferred shares.

Voting Rights

Holders of any class or series of preferred shares will not have any voting rights, except as set forth below or as otherwise indicated in the applicable prospectus supplement.

Unless provided otherwise for any class or series of preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of a majority of the shares of each class or series of preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such class or series voting separately as a class or series), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such class or series of preferred shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of beneficial interest into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, as amended, including the applicable articles supplementary for such class or series of preferred shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of preferred shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other class or series of preferred shares, or any increase in the amount of authorized shares of such class or series or any other class or series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of such class or series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be affected, all outstanding shares of such class or series of preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Whenever distributions on any preferred shares shall be in arrears for six or more consecutive quarterly periods, the holders of such preferred shares (voting together as a class or series with all other class or series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of ours until, (i) if such class or series of preferred shares has a cumulative distribution, all distributions accumulated on such preferred shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment or (ii) if such class or series of preferred shares does not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment. In such case, our entire board of trustees will be increased by two trustees.

Conversion Rights

The terms and conditions, if any, upon which any class or series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

Restrictions on Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust, as amended, imposes certain restrictions on the ownership and transferability of preferred shares. For a general description of such restrictions, see “Description of Common Shares — Restrictions on Ownership and Transfer.” All certificates evidencing preferred shares will bear a legend referring to these restrictions.

DESCRIPTION OF WARRANTS

We have no outstanding warrants to purchase our common shares or outstanding warrants to purchase our preferred shares. We may issue warrants for the purchase of common shares or preferred shares. We may issue warrants independently or together with any other securities offered by any prospectus supplement, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement, which we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. The following summary is not complete and is subject to and qualified in its entirety by the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of warrants.

The prospectus supplement relating to any warrants we are offering will describe the specific terms relating to the offering, including some or all of the following:

•	the title of the warrants,

•	the offering price,

•	the exercise price of the warrants,

•	the aggregate number of common or preferred shares purchasable upon exercise of the warrants and, in the case of warrants for preferred shares, the designation, aggregate number and terms of the class or series of preferred shares purchasable upon exercise of the warrants,

•	the designation and terms of any class or series of preferred shares with which the warrants are being offered and the number of warrants being offered with such preferred shares,

•	the date, if any, on and after which the warrants and any related class or series of common shares or preferred shares will be transferable separately,

•	the date on which the right to exercise the warrants will commence and the date on which such right shall expire,

•	any federal income tax considerations, and

•	any other material terms of the warrants.

DESCRIPTION OF RIGHTS

We may from time to time, issue rights to our shareholders for the purchase of common shares, preferred shares or other securities. Each series of rights will be issued under a separate rights agreement to be entered into between the Company, from time to time, and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of ours in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of rights.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of common shares or other securities purchasable upon exercise of the rights and the exercise price and any adjustments to such exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights shall commence and the date on which the right shall expire;

•	any special United States federal income tax consequences; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF
TRUST AND AMENDED AND RESTATED BYLAWS

The following description of certain provisions of Maryland law and of our Declaration of Trust and Bylaws is only a summary. For a complete description, we refer you to Maryland law, our Declaration of Trust and our Bylaws. See “Where You Can Find More Information.”

Classification Of The Board Of Trustees

Our Declaration of Trust and Bylaws provide that our board of trustees will establish the number of trustees. Our board of trustees currently comprises seven trustees. Our Bylaws also provide that a majority of the entire board of trustees may increase or decrease the number of trustees serving on our board of trustees. Any vacancy on our board of trustees, other than a vacancy created as a result of the removal of any trustee by the action of the shareholders, shall be filled, at any regular meeting or at any special meeting called for that purpose, by the majority of the remaining trustees.

Pursuant to our Declaration of Trust, our board of trustees is divided into three classes of trustees. Trustees of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. We intend to propose an amendment to our Declaration of Trust to declassify our board of trustees (so that trustees would be elected annually, for one year terms) at our 2009 annual meeting of shareholders. Holders of our common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the board of trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control, even though the tender offer or change in control might be in the best interest of our shareholders.

Removal Of Trustees

Our Declaration of Trust provides that, subject to any rights of holders of one or more classes or series of preferred shares to elect one or more trustees, any trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees. If any trustee shall be so removed, our shareholders may take action to fill the vacancy so created. An individual so elected as trustee by the shareholders shall hold office for the unexpired term of the trustee whose removal created the vacancy.

Business Combinations

Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include, among other things specified in the statute, a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or

•	an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which such person or entity otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.

After the five-year prohibition, any business combination between the Maryland trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has adopted a resolution that any business combination between us and any other person or entity is exempted from the provisions of the statute described in the preceding paragraphs. This resolution, however, may be altered or repealed, in whole or in part, by our board of trustees at any time.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (ii) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. This provision of our Bylaws may not be repealed or amended, nor may another provision that is inconsistent with this provision be adopted in either our Bylaws or our Declaration of Trust, except upon the affirmative vote of a majority of all the votes cast by our shareholders at a meeting of shareholders duly called and at which a quorum is present.

Merger; Amendment To The Declaration Of Trust

Under Maryland law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland REIT may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Declaration of Trust does not provide for a lesser percentage of shareholder votes for approval of a merger but does provide that most amendments to our Declaration of Trust may be approved by the affirmative vote of a majority of all votes entitled to be cast by our shareholders on the matter. However, amendments to provisions of our Declaration of Trust relating to the following: (1) our merger into another entity, (2) our consolidation with one or more other entities into a new entity, (3) the sale, lease, exchange or transfer of all or substantially of our assets, or (4) the termination of our existence must be approved by the affirmative vote of at least two-thirds of all votes entitled to be cast by our shareholders on the matter. Under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or a real estate investment trust under Maryland law governing real estate investment trusts, without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by our board of trustees.

Transfer of Assets; Consolidation

Our Declaration of Trust provides that, subject to the provisions of any class or series of our shares outstanding, we may merge or consolidate with another entity or entities or sell or transfer all or substantially all of our property, if such action is approved by our board of trustees and by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by our shareholders on the matter.

Termination Of The Trust

Subject to the provisions of any class or series of our shares at the time outstanding, our existence may be terminated at any meeting of our shareholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by our shareholders on the matter.

Advance Notice Of Trustee Nominations And New Business

Our Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by our shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by any shareholder who was a shareholder of record both at the time of giving notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of our Bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the special meeting. Nominations of persons for election to the board of trustees at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees, or (3) provided that the board of trustees has determined that trustees shall be elected at such special meeting, by any shareholder who was a shareholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws.

Unsolicited Takeovers.  Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation or real estate investment trust with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify our board of trustees into three classes with staggered terms of three years each and vest in our board of trustees the exclusive right to determine the number of trustees and the exclusive right by the affirmative vote of a majority of the remaining trustees, to fill vacancies on the board of trustees, even if the remaining trustees do not constitute a quorum. These statutory provisions also provide that any trustee elected to fill a vacancy shall hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, rather than the next annual meeting of trustees as would otherwise be the case, and until his successor is elected and qualified. Finally, these statutory provisions provide that a special meeting of shareholders need be called only upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the special meeting.

An election to be subject to any or all of the foregoing statutory provisions may be made in our Declaration of Trust or Bylaws, or by resolution of our board of trustees. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our Declaration of Trust or Bylaws provide to the contrary.

Our Declaration of Trust currently classifies our board of trustees into three classes with staggered terms of three years each. However, if we made an election to be subject to the statutory provisions described above, our board of trustees would have the exclusive right to determine the number of trustees and the exclusive right to fill vacancies on the board of trustees. Moreover, any trustee elected to fill a vacancy would hold office for the remainder of the full term of the class of trustees in which the vacancy occurred.

We have not elected to become subject to the foregoing statutory provisions relating to unsolicited takeovers. However, we could, by resolutions adopted by our board of trustees and without shareholder approval, elect to become subject to any or all of these statutory provisions.

Anti-Takeover Effect Of Certain Provisions Of Maryland Law, The Declaration Of Trust, And Bylaws

The business combination provisions of Maryland law, if we decide in the future to rescind our election to be exempt therefrom and, if the applicable provision in our Bylaws is rescinded, the control share acquisition provisions of Maryland law, the unsolicited takeover provision of Maryland law if we elect to become subject thereto, the provisions of our Declaration of Trust on classification of the board of trustees and removal of trustees and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax consequences and considerations relating to the acquisition, holding, and disposition of our securities. For purposes of this discussion under the heading “Certain Federal Income Tax Considerations,” “we,” “our,” “us,” and the “Company” refer to Ramco-Gershenson Properties Trust, but excluding all its subsidiaries and affiliated entities, and the “Operating Partnership” refers to Ramco-Gershenson Properties, L.P. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department (which are referred to in this section as “Treasury Regulations”), rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any description of the tax consequences summarized below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is also based upon the assumption that our operation and the operation of each of our subsidiaries and affiliated entities will be in accordance with any applicable organizational documents or partnership or limited liability company operating agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	holders who receive securities through the exercise of employee stock options or otherwise as compensation;

•	persons holding securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	except to the extent discussed below, tax-exempt organizations; and

•	except to the extent discussed below, foreign investors.

In addition, certain U.S. expatriates, including certain individuals who have lost U.S. citizenship and “long-term residents” (within the meaning of Section 877(e)(2) of the Code) who have ceased to be lawful permanent residents of the United States, are subject to special rules.

If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, holds stock issued by us, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

This summary assumes that investors will hold their securities as capital assets, which generally means assets held for investment.

The federal income tax treatment of holders of securities depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding securities to any particular holder will depend on the holder’s particular tax circumstances. You are urged to consult your own tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you (in light of your particular investment or tax circumstances) of acquiring, holding, exchanging, or otherwise disposing of securities.

Taxation of the Company

We have elected to be a REIT for federal income tax purposes under Sections 856 through 860 of the Code and applicable provisions of the Treasury Regulations, which set forth the requirements for qualifying as a REIT. Our policy has been and is to operate in such a manner as to qualify as a REIT for federal income tax purposes. If we so qualify, then we will generally not be subject to federal income tax on income we distribute to our shareholders. For any year in which we do not meet the requirements for qualification as a REIT, we will be taxed as a corporation. See “— Failure to Qualify” below.

We have received an opinion from Honigman Miller Schwartz and Cohn LLP, our tax counsel, to the effect that since the commencement of our taxable year which began January 1, 2009, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. A copy of this opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that the opinion of Honigman Miller Schwartz and Cohn LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management regarding our assets and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Honigman Miller Schwartz and Cohn LLP or by us that we will so qualify for any particular year. The opinion was expressed as of the date issued and will not cover subsequent periods. Honigman Miller Schwartz and Cohn LLP will have no obligation to advise us or the holders of our securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge, or a court will not rule contrary to, the conclusions set forth in such opinions.

Our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, our compliance with which has not been, and will not be, reviewed by Honigman Miller Schwartz and Cohn LLP. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain of our affiliated entities, the status of which may not have been reviewed by Honigman Miller Schwartz and Cohn LLP. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General”. While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our REIT status, or that we will be able to operate in accordance with the REIT requirements in the future.

As a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results from investment in a corporation or an entity treated as a corporation for federal income tax purposes. Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT. Net operating losses, foreign tax credits and other tax attributes of a REIT do not pass through to the shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Federal Income Taxation of Shareholders” below.

As a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, and, in computing “alternative minimum taxable income” subject to such tax, deductions for net operating losses carried from any other year(s) would be limited.

•	If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% excise tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% excise tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	We will be subject to a 100% penalty tax on any redetermined rents, redetermined deductions, or excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” (described below) of ours to any of our tenants. Redetermined deductions and excess interest represent amounts that are deducted by a “taxable REIT subsidiary” (described below) of ours for amounts paid to us that are in excess of the amounts that would have been charged based on arm’s-length negotiations. See “— Redetermined Rents, Redetermined Deductions, and Excess Interest” below.

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test discussed below, due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT as a result of specified cure provisions, we will be subject to a 100% tax on an amount equal to (1) the amount by which we fail the 75% gross income test or the amount by which we fail the 95% gross income test (whichever is greater), multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% and 10% asset tests) described below, due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification as a result of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	If we fail to satisfy any requirement of the Code for qualifying as a REIT, other than a failure to satisfy the REIT gross income tests or asset tests, and the failure is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we should fail to distribute during each calendar year at least the sum of (1) 85% of our “REIT ordinary income” (i.e., “REIT taxable income” excluding capital gain and without regard to the dividends paid deduction) for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such sum over the aggregate of amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet certain record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Requirements for Qualification — General”.

•	If we acquire any asset from a subchapter C corporation in a transaction in which gain or loss is not recognized, and we subsequently recognize gain on the disposition of any such asset during the ten-year period (to which we refer in this section as the “Recognition Period”) beginning on the date on which we acquire the asset, then the excess of (1) the fair market value of the asset as of the beginning of the Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period (to which we refer in this section as “Built-in Gain”) will generally be (with certain adjustments) subject to tax at the highest corporate income tax rate. Similar rules would apply if within the ten-year period beginning on the first day of a taxable year for which we re-qualify as a REIT after being subject to tax as a corporation under subchapter C of the Code for more than two years we were to dispose of any assets that we held on such first day.

•	Certain of our subsidiaries are corporations and their earnings are subject to corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes, and state and local income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not currently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities) during the last half of each taxable year; and

(7) that meets other tests described below, including tests with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We believe that we have been organized and operated in a manner that has allowed us to satisfy the requirements set forth in (1) through (7) above. In addition, our Declaration of Trust currently includes certain restrictions regarding transfer of our shares of beneficial interest which are intended (among other things) to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of such shares (that is, the persons required to include in gross income the dividends we paid). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Our failure to comply with these record-keeping requirements could subject us to monetary penalties. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a trust may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership (treating, as a partner of a partnership for this purpose, a member of a limited liability company that is classified as a partnership for federal income tax purposes), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership, and the REIT will be deemed to be entitled to the income of the partnership attributable to such share. The character of the assets and gross income of the partnership (determined at the level of the partnership) are the same in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below. Accordingly, our proportionate share of the assets, liabilities, and items of income of the Operating Partnership and our other subsidiary partnerships (provided that none of the subsidiary partnerships are taxable as corporations for federal income tax purposes) is treated as our assets, liabilities and items of income for purposes of applying the requirements described in this summary (including the gross income and asset tests described below). Commencing with our taxable year beginning January 1, 2005, one exception to the rule described above is that, for purposes of the prohibition against holding securities having a value greater than 10% of the total value of the outstanding securities of any one issuer discussed under “— Asset Tests” below, a REIT’s proportionate share of any securities held by a partnership is not based solely on its capital interest in the partnership but also includes its interest (as a creditor) in certain debt securities of the partnership (excluding “straight debt” and certain other securities described under “— Asset Tests” below). A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investment in the Operating Partnership.”

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of applying the gross income and asset tests applicable to REITs summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” (described below), that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities we wholly own, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of applying the REIT income and asset tests described below. Disregarded subsidiaries, along with our subsidiary partnerships, are sometimes referred to as “pass-through subsidiaries.” In the event that any of our disregarded subsidiaries ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or one of our other disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% (as measured by either voting power or value) of the securities of any one issuer. See “— Income Tests” and “— Asset Tests” below.

Taxable Subsidiaries.  A REIT may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a “taxable REIT subsidiary” of the REIT. (A taxable REIT subsidiary is referred to in this section as a “TRS.”) In addition, a corporation (other than a REIT or qualified REIT subsidiary) is treated as a TRS if a TRS of a REIT owns directly or indirectly securities possessing more than 35% of the total voting power, or having more than 35% of the total value, of the outstanding securities of the corporation. We have made a joint election with Ramco-Gershenson, Inc., to treat Ramco-Gershenson, Inc. as a TRS. Moreover, we have interests in several other corporations treated as TRSs. The separate existence of a TRS (such as Ramco-Gershenson, Inc.) or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, Ramco-Gershenson, Inc. is subject to corporate income tax on its earnings, and this may reduce the aggregate cash flow that we and our subsidiaries generate and thus our ability to make distributions to our shareholders.

A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any undistributed income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes, as income, any dividends that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and undistributed income of taxable subsidiary corporations in determining the parent’s compliance with the REIT requirements, these entities may be used by the parent REIT indirectly to undertake activities that the applicable rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income, such as management fees, that do not qualify under the 75% and 95% gross income tests described immediately below).

In addition, certain sections of the Code that are intended to insure that transactions between a parent REIT and its TRS occur at arm’s length and on commercially reasonably terms may prevent a TRS from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied.

Income Tests

In order to maintain qualification as a REIT, we must annually satisfy two gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must derive from (1) investments in real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, or (2) certain kinds of temporary investment of new capital. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must derive from some combination of such income from investments in real property and temporary investment of new capital (that is, income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

From time to time, we enter into transactions, such as interest rate swaps, that hedge our risk with respect to one or more of our assets or liabilities. Any income we derive from “hedging transactions” entered into prior to July 31, 2008, will be nonqualifying income for purposes of the 75% gross income test. Income from “hedging transactions” that are clearly identified in the manner specified by the Code will not constitute gross income, and will not be counted, for purposes of the 75% gross income test if entered into by us on or after July 31, 2008, and will not constitute gross income, and will not be counted, for purposes of the 95% gross income test if entered into by us on or after January 1, 2005. The term “hedging transaction,” as used above, generally means any transaction into which we enter in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us in order to acquire or carry real estate assets. We intend to structure our hedging activities in a manner that does not jeopardize our status as a REIT.

For purposes of satisfying the 75% and 95% gross income tests, “rents from real property” generally include rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property (whether or not such charges are separately stated), and rent attributable to personal property which is leased under, or in connection with, a lease of real property. However, the inclusion of these items as rents from real property is subject to the conditions described immediately below.

•	Any amount received or accrued, directly or indirectly, with respect to any real or personal property cannot be based in whole or in part on the income or profits of any person from such property. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, amounts received or accrued based on income or profits do not include amounts received from a tenant based on the tenant’s income from the property if the tenant derives substantially all of its income with respect to such property from leasing or subleasing substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by the REIT.

•	Amounts received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT directly, indirectly, or constructively owns, (1) in the case of a tenant which is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of a tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. (Such a tenant is referred to in this section as a “Related Party Tenant.”) Rents that we receive from a Related Party Tenant that is also a

TRS of ours, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by our TRS are substantially comparable to rents paid by our other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled” TRS is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as rents from real property. For purposes of this rule, a “controlled” TRS is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value.

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. The determination whether more than 15% of the rents received by a REIT from a property is attributable to personal property is based upon a comparison of the fair market value of the personal property leased by the tenant to the fair market value of all the property leased by the tenant.

•	Rents from real property do not include any amount received or accrued directly or indirectly by a REIT for services furnished or rendered to tenants of a property or for managing or operating a property, unless the services furnished or rendered, or management or operation provided, are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code (that is, unless they are of a type “usually or customarily rendered in connection with the rental of space for occupancy only” or are not considered “primarily for the tenant’s convenience”). Services, management, or operations which, if provided by a tax-exempt organization, would give rise to unrelated business taxable income (referred to in this section as “Impermissible Tenant Services”) will not be treated as provided by the REIT if provided by either an “independent contractor” (as defined in the Code) who is adequately compensated and from whom the REIT does not derive any income, or by a TRS. If an amount received or accrued by a REIT for providing Impermissible Tenant Services to tenants of a property exceeds 1% of all amounts received or accrued by the REIT with respect to such property in any year, none of such amounts will constitute rents from real property. For purposes of this test, the income received from Impermissible Tenant Services is deemed to be at least 150% of the direct cost of providing the services. If the 1% threshold is not exceeded, only the amounts received for providing Impermissible Tenant Services will not qualify as rents from real property.

Substantially all of our income derives from the Operating Partnership. The Operating Partnership’s income derives largely from rent attributable to our properties (which properties are referred to in this section as the “Properties”). The Operating Partnership also derives income from Ramco-Gershenson, Inc. to the extent that Ramco-Gershenson, Inc. pays dividends on shares owned by the Operating Partnership. The Operating Partnership does not, and is not expected to, charge rent that is based in whole or in part on the income or profits of any person (but does charge rent based on a fixed percentage or percentages of receipts or sales). The Operating Partnership does not, and is not anticipated to, derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent.

In addition, we do not believe that we derive (through the Operating Partnership) rent from a Related Party Tenant. However, the determination of whether we own 10% or more (as measured by either voting power or value) of any tenant is made after the application of complex attribution rules under which we will be treated as owning interests in tenants that are owned by our “Ten Percent Shareholders.” In identifying our Ten Percent Shareholders, each individual or entity will be treated as owning shares held by related individuals and entities. Accordingly, we cannot be absolutely certain whether all Related Party Tenants have been or will be identified. Although rent derived from a Related Party Tenant will not qualify as rents from real property and, therefore, will not be qualifying income under the 75% or 95% gross income test, we believe that the aggregate amount of any such rental income (together with any other nonqualifying income) in any taxable year will not cause us to exceed the limits on nonqualifying income under such gross income tests.

The Operating Partnership provides certain services with respect to the Properties (and expects to provide such services with respect to any newly acquired properties) through Ramco-Gershenson, Inc. Because Ramco-

Gershenson, Inc. is a TRS, the provision of such services will not cause the amounts received by us (through our ownership interest in the Operating Partnership) with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

We may (through one or more pass-through subsidiaries) indirectly receive distributions from TRSs or other corporations that are neither REITs nor qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

In sum, our investment in real properties through the Operating Partnership and the provision of services with respect to those properties through Ramco-Gershenson, Inc., gives and will give rise mostly to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of such properties, or of our interest in such properties or in the Operating Partnership, will generally qualify under the 75% and 95% gross income tests. We anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we may avail ourselves of the relief provisions if: (1) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations to be issued; and (2) our failure to meet the test was due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “— Taxation of REITs in General,” even if these relief provisions apply, a tax would be imposed with respect to the excess nonqualifying gross income.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy the following four tests relating to the nature of our assets. For purposes of each of these tests, our assets are deemed to include the assets of any disregarded subsidiary and our share of the assets of any subsidiary partnership, such as the Operating Partnership.

•	At least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans.

•	The aggregate value of all securities of TRSs we hold may not exceed 20% of the value of our total assets (or 25% of the value of our total assets for our taxable years beginning on or after July 31, 2008).

•	The value of any one issuer’s securities owned by us may not exceed 5% of the value of our assets. This asset test does not apply to securities of TRSs or to any security that qualifies as a “real estate asset.”

•	We may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. This asset test does not apply to securities of TRSs or to any security that qualifies as a “real estate asset.” In addition, solely for purposes of the 10% value test, certain types of securities, including certain “straight debt” securities, are disregarded.

No securities issued by a corporation or partnership will qualify as “straight debt” if we own (or a TRS in which we own a greater than 50% interest, as measured by vote or value owns) other securities of such issuer that represent more than 1% of the total value of all securities of such issuer.

Debt instruments issued by a partnership that do not qualify as “straight debt” are (1) not subject to the 10% value test to the extent of our interest as a partner in that partnership and (2) completely excluded from the 10% value test if at least 75% of the partnership’s gross income (excluding income from “prohibited transactions”) consists of income qualifying under the 75% gross income test. In addition, the 10% value test does not apply to

(1) any loan made to an individual or an estate, (2) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between us and certain persons related to us), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, and (5) any security issued by another REIT.

Commencing with our taxable year which began January 1, 2005, we are deemed to own, for purposes of the 10% value test, the securities held by a partnership based on our proportionate interest in any securities issued by the partnership (excluding “straight debt” and the securities described in the last sentence of the preceding paragraph). Thus, our proportionate share is not based solely on our capital interest in the partnership but also includes our interest in certain debt securities issued by the partnership.

After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we maintain adequate records with respect to the nature and value of our assets to enable us to comply with the asset tests and to enable us to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance. There can be no assurance, however, that we will always successfully take such action.

Commencing with our taxable year which began January 1, 2005, certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000 and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described in the preceding sentence, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets or the taking of other actions that allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS. Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any calendar quarter with respect to which re-testing is to occur, there can be no assurance that we will always be successful or that a reduction in our overall interest in an issuer (including a TRS) will not be required. If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would cease to qualify as a REIT. See “— Failure to Qualify” below.

We believe that our holdings of securities and other assets have complied and will continue to comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that we fail to meet the REIT asset requirements by reason of our interests in our subsidiaries or in the securities of other issuers or for some other reason.

Annual Distribution Requirement

To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to: (1) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction, our net capital gain and net income from foreclosure property, and with certain other adjustments) and (b) 90% of the excess of our net income, if any, from “foreclosure property” (described below) over the tax imposed on that income; minus (2) the sum of certain items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if the distributions are declared before we timely file our tax return for the taxable year to which they relate, the distributions are paid on or before the first regular dividend payment after such declaration, and we make an election to treat the distributions as relating to the prior taxable year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among different classes of shares as set forth in our organizational documents. In addition, any dividend we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income” (computed without regard to the dividends paid deduction and with certain adjustments), we will be subject to tax at ordinary corporate rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax we paid. Our shareholders would then increase the adjusted basis of their shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

Net operating losses that we are allowed to carry forward from prior tax years may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of the shareholders, of any distributions that are actually made by us, which are generally taxable to the shareholders as dividends to the extent that we have current or accumulated earnings and profits. See “Federal Income Taxation of Shareholders — Federal Income Taxation of Taxable Domestic Shareholders — Distributions” below.

If we fail to distribute during each calendar year at least the sum of: (1) 85% of our “REIT ordinary income” (i.e. “REIT taxable income” excluding capital gain and without regard to the dividends paid deduction) for that year; (2) 95% of our REIT capital gain net income for that year; and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such sum over the aggregate of amounts actually distributed and retained amounts on which income tax is paid at the corporate level. We believe that we have made, and intend to continue to make, distributions in such a manner so as not to be subject to the 4% excise tax.

We intend to make timely distributions sufficient to satisfy the annual distribution requirement. In this regard, the partnership agreement of the Operating Partnership provides that we, as general partner, must use our best efforts to cause the Operating Partnership to distribute to its partners amounts sufficient to permit us to meet this distribution requirement. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, as a result of timing differences between the actual receipt of cash (including distributions from the Operating Partnership) and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our “REIT taxable income” on the other hand. To avoid any failure to comply with the 90% distribution requirement, we will closely monitor the relationship between our “REIT taxable income” and cash flow, and if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

Under certain circumstances, we may be able to cure a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid both losing our REIT status and being taxed on amounts distributed as deficiency dividends. We will be required to pay interest, however, based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

Commencing with our taxable year which began January 1, 2005, specified cure provisions are available to us in the event that we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as dividends and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year of termination of our REIT status. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a “prohibited transaction” is subject to a 100% excise tax. The term “prohibited transaction” includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Operating Partnership owns interests in real property that is situated on the periphery of certain of the Properties. We and the Operating Partnership believe that this peripheral property is not held primarily for sale to customers and that the sale of such peripheral property will not be in the ordinary course of the Operating Partnership’s business. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held primarily for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held primarily for sale to customers in the ordinary course of our business depends, however, on the facts and circumstances as they exist from time to time, including those relating to a particular property. As a result, no assurance can be given that the IRS will not recharacterize property we own as property held primarily for sale to customers in the ordinary course of our business, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. In the event we determine that a property, the ultimate sale of which is expected to result in taxable gain, will be regarded as held primarily for sale to customers in the ordinary course of trade or business, we intend to cause such property to be acquired by or transferred to a TRS so that gain from such sale will be subject to regular corporate income tax as discussed above under “— Effect of Subsidiary Entities — Taxable Subsidiaries.”

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT’s having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property, (2) the loan or lease related to which was acquired by the REIT at a time when default was not imminent or anticipated, and (3) that such REIT makes a proper election to treat as foreclosure property. REITs are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute dealer property (i.e., property held primarily for sale to customers in the ordinary course of business) in the hands of the selling REIT.

Redetermined Rents, Redetermined Deductions, and Excess Interest

Any redetermined rents, redetermined deductions, or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a TRS to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been charged based on arm’s length negotiations. Under “safe harbor” provisions of the Code, rents we receive from tenants of a property will not constitute redetermined rents (by reason of the performance of services by any TRS to such tenants) if:

•	So much of such amounts as constitutes impermissible tenant service income does not exceed 1% of all amounts received or accrued during the year with respect to the property;

•	The TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	Rents paid by tenants leasing at least 25% of the net leasable space in the property who are not receiving services from the TRS are substantially comparable to the rents paid by tenants leasing comparable space who are receiving such services from the TRS and the charge for the services is separately stated; or

•	The TRS’s gross income from the service is not less than 150% of the subsidiary’s direct cost in furnishing the service.

Tax Aspects of Investment in the Operating Partnership

General

We hold a direct interest in the Operating Partnership and, through the Operating Partnership, hold an indirect interest in certain other partnerships and in limited liability companies classified as partnerships for federal income tax purposes (which, together, are referred to in this section as the “Partnerships”). In general, partnerships are “pass-through” entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the foregoing partnership items in computing our “REIT taxable income.” See “Taxation of the Company — Income Tests” above. Any resultant increase in our “REIT taxable income” will increase the amount we must distribute to satisfy the REIT distribution requirement (see “Taxation of the Company — Annual Distribution Requirement” above) but will not be subject to federal income tax in our hands provided that we distribute such income to our shareholders.

Entity Classification

Our interests in the Partnerships involve special tax considerations, including the possibility of a challenge by the IRS to the status of the Operating Partnership or any other Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. In general, under certain Treasury Regulations which became effective January 1, 1997 (referred to in this section as the “Check-the-Box Regulations”), an unincorporated entity with at least two members may elect to be classified either as a corporation or as a partnership for federal income tax purposes. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. For such an entity that was in existence prior to January 1, 1997, such as the Operating Partnership and some of the other Partnerships, the entity will have the same classification (unless it elects otherwise) that it claimed under the rules in effect prior to the Check-the-Box Regulations. In addition, the federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all members of the entity recognized the federal income tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. We believe that the Operating Partnership and each of the other Partnerships that existed prior to January 1, 1997 reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. Each of them intends to continue to be classified as a partnership for federal income tax purposes, and none of them intends to elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

If the Operating Partnership or any of the other Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change, which would likely preclude us from satisfying the asset tests and possibly the income tests (see “Taxation of the Company — Income Tests” and “Taxation of the Company — Asset Tests” above), and in turn would prevent us from qualifying as a REIT, unless we were eligible for relief under the relief provisions described above. See “Taxation of the Company — Failure to Qualify” above for discussion of the effect of our failure to satisfy the REIT tests for a taxable year. In addition, any change in the status of any of the Partnerships for federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirement without receiving any cash.

Tax Allocations with Respect to the Properties

Pursuant to Section 704(c) of the Code and applicable Treasury Regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties contributed to the Operating Partnership by the limited partners of the Operating Partnership) must be allocated in such a manner that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss, respectively, associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to in this section as the “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed with contributions of appreciated property (including the Properties contributed by the limited partners of the Operating Partnership). Consequently, the Operating Partnership’s partnership agreement requires allocations to be made in a manner consistent with Section 704(c) of the Code and the applicable Treasury Regulations. If a partner contributes cash to a partnership at a time when the partnership holds appreciated (or depreciated) property, the applicable Treasury Regulations provide for a similar allocation of these items to the other (that is, the pre-existing) partners. These rules may apply to any contribution by us to the Operating Partnership or the other Partnerships of cash proceeds received from offerings of our securities, including any offering of common shares, preferred shares, or warrants contemplated by this prospectus.

In general, the partners that contributed appreciated Properties to the Partnerships will be allocated less depreciation, and increased taxable gain on sale, of such Properties. This will tend to eliminate the Book-Tax Difference. However, the special allocation rules of Section 704(c) and the applicable Treasury Regulations do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury Regulations, special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating such deductions to the non-contributing partners (for example, to us) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners who contributed the property. The Partnerships have generally elected the “traditional method” of rectifying the Book-Tax Difference under the applicable Treasury Regulations, pursuant to which if depreciation deductions are less than the non-contributing partners’ share of book depreciation, then the non-contributing partners lose the benefit of the tax deductions to the extent of the difference. When the property is sold, the resulting tax gain is used to the extent possible to eliminate any remaining Book-Tax Difference. Under the traditional method, it is possible that the carryover basis of the contributed assets in the hands of a Partnership may cause us to be allocated less depreciation and other deductions than would otherwise be allocated to us. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirement. See “Taxation of the Company — Annual Distribution Requirement” above.

With respect to property purchased by (and not contributed to) the Operating Partnership, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code and the applicable Treasury Regulations will not apply unless such property is subsequently revalued for capital accounting purposes under applicable Treasury Regulations.

Sale of the Properties

The Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties and other shopping centers and to make such occasional sales of the Properties as are consistent with our investment objectives. Based primarily on such investment objectives, we believe that the Properties should not be considered dealer property (i.e., property held for sale to customers in the ordinary course of business). Whether property is dealer property is a question of fact that depends on the particular facts and circumstances with respect to the particular transaction. No assurance can be given that any property sold by us or any of our Partnerships will not be dealer property, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. Our share of any gain realized by the Operating Partnership or any other Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Taxation of the Company — Prohibited Transactions” above. In the event we determine that a property, the ultimate sale of which is expected to result in taxable gain, will be held primarily for sale to customers in the ordinary course of a trade or business, we intend to cause such property to be acquired by or transferred to a TRS so that gain from such sale will be subject to regular corporate income tax as discussed above under “— Effect of Subsidiary Entities — Taxable Subsidiaries.”

Taxation of Ramco-Gershenson, Inc.

A portion of the amounts to be used to fund distributions to our shareholders is expected to come from distributions made by Ramco-Gershenson, Inc., our principal TRS, to the Operating Partnership. In general, Ramco-Gershenson, Inc. pays federal, state and local income taxes on its taxable income at regular corporate rates. Any federal, state or local income taxes that Ramco-Gershenson, Inc., is required to pay will reduce cash flow otherwise available to us to make distributions to holders of our securities.

Federal Income Taxation of Shareholders

Federal Income Taxation of Taxable Domestic Shareholders

Distributions.  As a result of our status as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. The maximum federal income tax rate applicable to corporations is 35% and that applicable to ordinary income of individuals is currently 35% through 2010.

The maximum individual rate of tax on dividends and long-term capital gains is generally 15% through 2010. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends are generally not eligible for this 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate will generally apply to:

•	our dividends attributable to dividends received by us from non-REIT corporations, such as TRSs;

•	our dividends attributable to our REIT taxable income in the prior taxable year on which we were subject to corporate level income tax (net of the amount of such tax); and

•	our dividends attributable to income in the prior taxable year from the sale of appreciated (i.e., Built-in Gain) property acquired by us from “C” corporations in carryover basis transactions or held by us on the first day of a taxable year for which we first re-qualify as a REIT after being subject to tax as a “C” corporation for more than two years (net of the amount of corporate tax on such income).

Distributions that are designated as capital gain dividends will be taxed to shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. A similar treatment will apply to long-term capital gains we retain, to the extent that we elect the application of provisions of the Code that treat shareholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to shareholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% through 2010 in the case of shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. Pursuant to Treasury Regulations to be promulgated by the U.S. Treasury Department, a portion of our distributions may be subject to the alternative minimum tax to the extent of our items of tax preference, if any, allocated to the shareholders.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s common or preferred shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of those common or preferred shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November or December of any year and payable to a shareholder of record on a specified date in any such month will be treated both as paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

In determining the extent to which a distribution with respect to preferred shares constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to our common shares. In addition, the IRS has taken the position in published guidance that if a REIT has two classes of shares, the amount of any particular type of income (including net capital gain) allocated to each class in any year cannot exceed such class’ proportionate share of such income based on the total dividends paid to each class for such year. Consequently, if both common shares and preferred shares are outstanding, particular types of income will be allocated in accordance with the classes’ proportionate shares of such income. Thus, net capital gain will be allocated between holders of common shares and holders of preferred shares, if any, in proportion to the total dividends paid to each class during the taxable year, or otherwise as required by applicable law.

Net operating losses and capital losses that we are allowed to carry forward from prior tax years may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of the Company — Annual Distribution Requirement” above. Such losses, however, are not passed through to our shareholders and do not offset income of shareholders from other sources, nor do they affect the character of any distributions that we actually make, which are generally taxable to our shareholders as dividends to the extent that we have current or accumulated earnings and profits.

We will be treated as having sufficient earnings and profits for a year to treat as a dividend any distribution we make for such year up to the amount required to be distributed in order to avoid imposition of the 4% federal excise tax discussed in “Taxation of the Company — Taxation of REITs in General” above. As a result, taxable domestic shareholders may be required to treat certain distributions as taxable dividends even though we may have no overall, accumulated earnings and profits. Moreover, any “deficiency dividend,” which is a dividend to our current shareholders that is permitted to relate back to a year for which the IRS determines a deficiency in order to satisfy the distribution requirement for that year, will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be) regardless of our earnings and profits for the year in which we pay the deficiency dividend.

Disposition of Common and Preferred Shares.  In general, capital gains recognized by individuals and other non-corporate shareholders upon the sale or disposition of common or preferred shares will be subject to a maximum federal income tax rate of 15% through 2010 (applicable to long-term capital gains) if the shares are held for more than 12 months, and will be taxed at rates of up to 35% through 2010 (applicable to short-term capital gains) if the shares are held for 12 months or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of shares held for more than one year at the time of disposition will be considered long-term capital losses, which are generally available first to offset long-term capital gain (which is taxed at capital gain rates) and then short-term capital gain (which is taxed at ordinary income rates) of the shareholder, but not ordinary income of the shareholder (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). Capital losses recognized by a shareholder upon the disposition of shares held for not more than one year are considered short-term capital losses and are generally available first to offset short-term capital gain and then long-term capital gain of the shareholder, but not ordinary income of the shareholder (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares by a shareholder who has held the shares for six months or less, after applying certain holding period rules, will be treated as long-term capital loss to the extent of distributions received from us that are required to be treated by the shareholder as long-term capital gain.

If a holder of common or preferred shares recognizes a loss upon a disposition of those shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply to require a disclosure filing with the IRS concerning the loss-generating transaction. While these regulations are directed toward “tax shelters,” they are quite broad, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of common or preferred shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

A redemption of preferred shares will be treated under Section 302 of the Code as a dividend subject to tax as such (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the preferred shares. The redemption will satisfy such test if it (1) is “substantially disproportionate” with respect to the holder (which will not be the case if only preferred shares are redeemed, since preferred shares generally do not have voting rights), (2) results in a “complete termination” of the shareholder’s stock interest in us, or (3) is not “essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of preferred shares will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred shares is not treated as a distribution taxable as a dividend to a particular shareholder, it will be treated, as to that shareholder, as a taxable sale or exchange. As a result, such shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated but unpaid dividends that we are legally obligated to pay at the time of the redemption, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (2) the shareholder’s adjusted basis in the preferred shares for tax purposes. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the redemption, the shares were held for more than 12 months.

If a redemption of preferred shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the shareholder. The shareholder’s adjusted tax basis in the redeemed preferred shares will be transferred to the shareholder’s remaining shares of our capital stock, if any. If, however, the shareholder has no remaining shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Conversion of Convertible Preferred Shares into Common Shares.  No gain or loss will be recognized to a shareholder upon conversion of any convertible preferred shares solely into common shares except to the extent of cash paid in lieu of fractional common shares. Except to the extent of any cash so paid, the adjusted tax basis for the common shares received upon the conversion will be equal to the adjusted tax basis of any converted preferred shares, and the holding period of the common shares will include the holding period of any converted preferred shares. A holder of any convertible preferred shares may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into common shares.

Adjustment of Conversion Price.  Section 305(c) of the Code and the Treasury Regulations thereunder treat as a dividend certain constructive distributions of shares with respect to preferred shares. The operation of the conversion price adjustment provisions of any convertible preferred shares, or the failure to adjust fully the conversion price for any convertible preferred shares to reflect a distribution of shares, share warrants or share rights with respect to the common shares, or a reverse share split, may result in the deemed receipt of a dividend by the holders of any convertible preferred shares or the common shares if the effect is to increase such holders’ proportionate interests in us. Adjustments to reflect nontaxable share splits or distributions of shares, share warrants or share rights generally will not be treated as a constructive dividend.

Redemption Premium on Preferred Shares.  If the redemption price of preferred shares that are subject to redemption exceeds their issue price (such excess referred to in this section as a “redemption premium”), in certain situations the entire amount of the redemption premium will be treated as being distributed to the holder of such shares, on an economic accrual basis, over the period from issuance of such shares until the date the shares are first redeemable (such deemed distribution referred to in this section as a “constructive distribution”). A constructive distribution may occur only if the preferred shares are subject to a redemption premium, and only if (1) we are required to redeem the shares at a specified time, (2) the holder of the shares has the option to require us to redeem the shares, or (3) we have the right to redeem the shares, but only if under applicable regulations, redemption pursuant to that right is more likely than not to occur. See the applicable prospectus supplement for further information regarding the possible tax treatment of redemption premiums with respect to any such preferred shares offered by such prospective supplement.

Passive Activity Loss and Investment Interest Limitations.  Taxable dividends that we distribute and gain from the disposition of common or preferred shares will not be treated as passive activity income and, therefore, shareholders subject to the limitation on the use of “passive losses” will not be able to apply passive losses against such income. Shareholders may elect to treat capital gain dividends, capital gains from the disposition of shares and qualified dividend income as investment income for purposes of computing the limitation on the deductibility of investment interest, but in such case the shareholder will be taxed at ordinary income rates on those amounts. Other distributions made by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of computing the investment interest limitation.

Federal Income Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of common and preferred shares applicable to “non-U.S. shareholders”. A non-U.S. shareholder is any holder of our shares who is a “foreign person”. For the purposes of this summary, a foreign person is any person other than:

•	a citizen or resident of the United States,

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

The following summary is based on current law and is for general information only. The summary addresses only selected and not all aspects of U.S. federal income taxation. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state, and local income tax and estate tax laws with regard to an investment in our shares, including any reporting requirements.

Ordinary Dividends.  The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of common or preferred shares. In cases where the dividend income from a non-U.S. shareholder’s investment in common or preferred shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. income tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends, and such income generally must be reported on a U.S. federal income tax return filed by or on behalf of the non-U.S. shareholder. Such income may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions.  Unless our common or preferred shares constitute a U.S. real property interest (referred to in this section as a “USRPI”), distributions by us that are not dividends out of our earnings and profits will generally not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common or preferred shares constitute a USRPI, as discussed below under “— Dispositions of Common or Preferred Shares,” then distributions by us in excess of the sum of our earnings and profits plus the shareholder’s basis in its shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (which is referred to in this section as “FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (that is, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends.  Distributions that are attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (referred to in this section as “USRPI capital gains”) that are paid with respect to any class of shares which is regularly traded on an established securities market located in the United States and that are made to a non-U.S. shareholder who does not own more than 5% of the class of shares at any time during the one-year period ending on the date of distribution will be treated as a regular distribution by us, and these distributions will be treated as ordinary dividend distributions. A distribution of USRPI capital gains made by us to non-U.S. shareholders owning more than 5% of the class of shares in respect of which the distribution is made will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, as the case may be (subject to alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (or lower tax treaty rate, if applicable) in the hands of a non-U.S. shareholder that is a corporation.

Distributions to a non-U.S. shareholder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation unless: (1) the investment in our shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that a non-U.S. shareholder that is a foreign corporation may also be subject to the 30% branch profits tax (or lower tax treaty rate, if applicable), or (2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (unless a lower tax treaty rate applies).

Retained Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as our actual distributions of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to claim as a credit against its U.S. federal income tax liability, its proportionate share of the tax paid by us on the retained capital gains, and to obtain from the IRS a refund to the extent its proportionate share of the tax paid by us exceeds its actual U.S. federal income tax liability.

Dispositions of Common or Preferred Shares.  Unless our common or preferred shares constitute a USRPI, a sale of such shares by a non-U.S. shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares will not constitute a USRPI if we are a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT less than 50% in value of the shares of which is held directly or indirectly by non-U.S. shareholders at all times during a prescribed testing period. We believe that we are, and we expect to continue to be, a domestically-controlled REIT and, therefore, the sale of our common or preferred shares by non-U.S. shareholders should not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, no assurance can be given that we are or will be a domestically-controlled REIT.

In the event that we do not constitute a domestically-controlled REIT, a non-U.S. shareholder’s sale of shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the shares are of a class that are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling non-U.S. shareholder held 5% or less of such class of shares at all times during a prescribed testing period.

If gain on the sale of common or preferred shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could, unless the shares are of a class that are “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of common or preferred shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder’s investment in the common or preferred shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, then the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that the non-U.S. shareholder may also be subject to the 30% branch profits tax (or lower tax treaty rate, if applicable) if it is a foreign corporation, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, the nonresident alien individual will be subject to tax on the individual’s capital gain at a 30% rate (or lower tax treaty rate, if applicable).

Federal Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (which is referred to in this section as “UBTI”). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held its common or preferred shares as “debt financed property” within the meaning of the Code (that is, property the acquisition of which is financed through a borrowing by the tax-exempt shareholder), and (2) the shares are not otherwise used in an unrelated trade or business, we believe that distributions from us and income from the sale of our shares should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

A pension trust that owns more than 10% of the value of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either

(1) one pension trust owns more than 25% of the value of our shares, or (2) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of the value of our shares. We believe that we currently are not a pension-held REIT. Because our shares are publicly traded, however, no assurance can be given that we are not (or will not be) a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of an investment in our common or preferred shares.

Federal Income Taxation of Warrants

A holder who receives shares upon the exercise of a warrant should not recognize gain or loss except to the extent of any cash received for fractional shares. Except to the extent of any cash so received, such a holder would have a tax basis in the shares acquired pursuant to a warrant equal to the amount of the purchase price paid for (or, if the warrant is purchased as part of an “investment unit,” allocated to) the warrant plus the amount paid for the shares pursuant to the warrant. The holding period for the shares acquired pursuant to a warrant would begin on the date of exercise. Upon the subsequent sale of shares acquired pursuant to a warrant or upon a sale of a warrant, the holder thereof would generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale and its tax basis in such shares or warrant, as the case may be. The foregoing assumes that warrants will not be held as a hedge, straddle or as a similar offsetting position with respect to our shares and that Section 1092 of the Code will not apply.

Federal Income Taxation of Holders of Debt Securities

Federal Income Taxation of Taxable Domestic Holders of Debt Securities

This section describes the material federal income tax consequences of owning the debt securities that we may offer. It applies to taxable domestic holders who purchase debt securities that are not original issue discount or zero coupon debt securities and that were acquired in an initial offering at the offering price. If you purchase these debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your own tax advisor regarding this possibility.

The tax consequences of owning any debt securities that are zero coupon debt securities, original issue discount debt securities, floating rate debt securities or indexed debt securities that we offer will be discussed in the applicable prospectus supplement.

A holder will be taxed on interest on debt securities at ordinary income rates at the time such holder receives the interest or when it accrues, depending on such holder’s method of accounting for federal income tax purposes.

A holder’s tax basis in the debt security will generally be its cost. A holder will generally recognize capital gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and the tax basis in the debt security.

Federal Income Taxation of Non-U.S. Holders of Debt Securities

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our debt securities applicable to non-U.S. holders. A “non-U.S. holder” is any holder of our debt securities who is a “foreign person” as defined under “— Federal Income Taxation of Shareholders — Federal Income Taxation of Non-U.S. Shareholders” above.

Interest paid to a non-U.S. holder of debt securities generally will not be subject to U.S. federal income taxes or withholding taxes if the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, provided that the non-U.S. holder:

•	does not actually or constructively own a 10% or greater interest in us;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	provides the appropriate certification as to its foreign status.

A non-U.S. holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If a non-U.S. holder holds our debt securities through a financial institution or other agent acting on its behalf, the non-U.S. holder may be required to provide appropriate documentation to its agent. The non-U.S. holder’s agent will then generally be required to provide appropriate certification to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If a non-U.S. holder does not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with the non-U.S. holder’s U.S. trade or business, however, would not be subject to a 30% withholding tax so long as the non-U.S. holder provided us or our agent an adequate certification (currently on IRS Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. holders generally. In addition, if the non-U.S. holder is a foreign corporation and the payment of interest is effectively connected with its U.S. trade or business, the non-U.S. holder may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, the non-U.S. holder must provide a properly-executed IRS Form W-8BEN before the payment of interest, and it may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

A non-U.S. holder of our debt securities will generally not be subject to U.S. federal income tax or withholding tax on any amount which constitutes capital gain upon retirement or other disposition of a debt security, unless any of the following is true: (1) the non-U.S. holder’s investment in our debt securities is effectively connected with its conduct of a U.S. trade or business; or (2) the non-U.S. holder is a nonresident alien individual holding the debt securities as a capital asset and is present in the United States for 183 days or more in the taxable year within which sale, redemption or other disposition takes place, and certain other conditions are met.

If the non-U.S. holder has a U.S. trade or business and the investment in our debt securities is effectively connected with that trade or business, the gain on retirement or other disposition of our debt securities would be subject to U.S. federal income tax on a net basis at the rate applicable to U.S. holders generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the debt securities is effectively connected with the foreign corporation’s U.S. trade or business.

Other Tax Considerations

Information Reporting Requirements and Backup Withholding Tax

Under certain circumstances, holders of our securities may be subject to backup withholding at a rate of 28% through 2010 on payments made with respect to, or cash proceeds of a sale or exchange of, our securities. Backup withholding will apply only if the holder (1) fails to furnish its taxpayer identification number, referred to in this section as a “TIN” (which, for an individual, would be his or her social security number), (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalty of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Prospective investors should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a holder of our securities will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to, or gross proceeds from our redemption of shares or other securities from, any holders who fail to certify their non-foreign status, if applicable.

Additional issues may arise pertaining to information reporting and backup withholding with respect to foreign investors, and foreign investors should consult their tax advisors with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to foreign investors is not an additional tax.

Rather, the amount of any backup withholding with respect to a payment to a foreign investor will be allowed as a credit against any U.S. federal income tax liability of such foreign investor. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Dividend Reinvestment Plan

To the extent that a shareholder receives common shares or preferred shares pursuant to a dividend reinvestment plan, the federal income tax treatment of the shareholder and us will generally be the same as if the distribution had been made in cash. See “Federal Income Taxation of Shareholders” and “Taxation of the Company — Annual Distribution Requirement” above.

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our securities.

State and Local Taxes

We are subject to state, local, or other taxation in various state, local, or other jurisdictions, including those in which we transact business or own property. In addition, a holder of our securities may be subject to state, local, or other taxation on our distributions in various state, local, or other jurisdictions, including the jurisdiction in which the holder resides. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state, local, and other tax laws on their investment in our securities.

Additional Tax Consequences for Holders of Rights

See the applicable prospectus supplement for a discussion of any additional tax consequences for holders of rights offered by such prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of any securities offered will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan.

EXPERTS

The financial statements and schedules as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of Grant Thornton, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, trustees and persons controlling the Registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

6,000,000 Shares

Ramco-Gershenson Properties Trust

Common Shares of Beneficial Interest

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

Deutsche Bank Securities

KeyBanc Capital Markets

RBC Capital Markets

Stifel Nicolaus

May 13, 2010